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                                                                    EXHIBIT 4.16

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                     $30,000,000 REVOLVING CREDIT FACILITY
                           REVOLVING CREDIT AGREEMENT
                                  BY AND AMONG
                      PHILADELPHIA SUBURBAN WATER COMPANY
                                      AND
                             THE BANKS PARTY HERETO
                        AND MELLON BANK, N.A., AS AGENT

                           DATED AS OF MARCH 17, 1994

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                           REVOLVING CREDIT AGREEMENT

     THIS REVOLVING CREDIT AGREEMENT (this 'Agreement') dated as of March 17, 1994, by and among PHILADELPHIA SUBURBAN WATER COMPANY, a Pennsylvania corporation ('Borrower'), the Banks (as hereinafter defined) and MELLON BANK, N.A., in its capacity as agent for the Banks hereunder (hereinafter referred to in such capacity as the 'Agent').

                                   BACKGROUND

     The Agent, the Banks and the Borrower desire to set forth the terms and conditions under which the Banks will make available to the Borrower certain credit facilities to be used for the purposes specified in this Agreement. Accordingly, the Agent, the Banks and the Borrower, each intending to be legally bound hereby, agree as follows:

                                   ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

     Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural and to the masculine and feminine forms of the terms defined):

     'Agent' shall mean Mellon Bank, N.A. and its successors.

     'Agreement' means this agreement, together with all exhibits, amendments, modifications, schedules and supplements hereto as may be in effect from time to time.

     'As-Offered Rate' and 'As-Offered Rate Alternative' are defined in Section 4.02(e) hereof.

     'As-Offered Rate Interest Period' is defined in Section 4.03 hereof.

     'As-Offered Rate Portion' of any Revolving Credit Loan shall mean at any time the portion, including the whole, of such Revolving Credit Loan bearing interest at such time under the As-Offered Rate Alternative. If no Revolving Credit Loan is specified, 'As-Offered Rate Portion' shall refer to the As-Offered Rate Portion of all Revolving Credit Loans outstanding at such time.

     'As-Offered Utilization Fee' shall have the meaning set forth in Section 2.02(b) hereof.

     'Assessment Rate' is defined in Section 4.02(c) hereof.

     'Banks' shall mean the financial institutions named on Schedule 1.01(a) hereto and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a 'Bank'.

     'Bank Indebtedness' means any liability, direct or indirect, liquidated or contingent, to any bank or other financial institution, for or on account of money borrowed, guaranties of money borrowed and letters of credit, having a final maturity less than five (5) years from the date of creation of such liability.

     'Borrowing Date' shall mean, with respect to any Revolving Credit Loan, the date for the making thereof or the renewal or conversion thereof to the same or a different Rate Alternative, which shall be a Business Day.

     'Business Day' means a day other than a Saturday, Sunday or other day on which banks are authorized or required to close under the laws of the Commonwealth of Pennsylvania.

     'CD Rate' and 'CD Rate Alternative' are defined in Section 4.02(c) hereof.

     'CD Rate Interest Period' is defined in Section 4.03 hereof.

     'CD Rate Portion' of any Revolving Credit Loan shall mean at any time the portion, including the whole, of such Revolving Credit Loan bearing interest at such time under the CD Rate Alternative.

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If no Revolving Credit Loan is specified, 'CD Rate Portion' shall refer to the
CD Rate Portion of all Revolving Credit Loans outstanding at such time.

     'Closing Date' shall mean the date of the first Revolving Credit Loan hereunder.

     'Code' means the Internal Revenue Code of 1986, as amended from time to time, together with the rules and regulations promulgated in connection therewith.

     'Commitment' means as to any Bank the aggregate of its Revolving Credit Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments of all the Banks.

     'Commitment Fee' is defined in Section 2.02 hereof.

     'Consolidated' refers to the consolidation of the accounts of Borrower and Subsidiaries in accordance with GAAP, including principles of consolidation, applied in a manner consistent with the application of such principles in the preparation of the audited financial statements mentioned in Section 5.05 hereof.

     'Controlled Group Member' means each trade or business (whether or not incorporated) which together with the Borrower is treated as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

     'Corresponding Source of Funds' means:

          (i) in the case of the Federal Funds Rate Portion, the proceeds of hypothetical borrowings by the applicable Bank of overnight Federal funds in an aggregate amount approximately equal to the Federal Funds Rate Portion;

          (ii) in the case of any Funding Segment of the CD Rate Portion, the proceeds of hypothetical issuances by the applicable Bank of one or more of its certificates of deposit at the beginning of the CD Rate Interest Period corresponding to such Funding Segment, having maturities approximately equal to such CD Rate Interest Period and in an aggregate amount approximately equal to such Funding Segment; and

          (iii) in the case of any Funding Segment of the Euro-Rate Portion, the proceeds of hypothetical receipts by the applicable Bank of one or more Dollar deposits in the interbank eurodollar market at the beginning of the Euro-Rate Interest Period corresponding to such Funding Segment, having maturities approximately equal to such Euro-Rate Interest Period and in an aggregate amount approximately equal to such Funding Segment.

     'Credit Obligation' means any obligation for the payment of borrowed money or the installment purchase price of property, and includes any obligation under a lease which has been or, in accordance with GAAP, should be recorded as a capital lease.

     'Dollar', 'Dollars' and the symbol '$' mean lawful money of the United States of America.

     'Environmental Laws' means the Federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sectionsection 9601, et seq., the Federal Resource Conservation and Recovery Act, 42 U.S.C. sectionsection 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. sectionsection 1801, et seq., the Pennsylvania Hazardous Sites Cleanup Act, (35 P.S. 6020.101 et seq.), all other federal, state and local environmental or health laws applicable to the Borrower or its business, operations or assets now or hereafter enacted, and all rules, regulations, orders and publications adopted or promulgated pursuant thereto from time to time.

     'ERISA' means the Employee Retirement Income Security Act of 1974, as amended, together with all rules and regulations promulgated in connection therewith.

     'Euro-Rate' and 'Euro-Rate Alternative' are defined in Section 4.02(d) hereof.

     'Euro-Rate Interest Period' is defined in Section 4.03 hereof.

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     'Euro-Rate Portion' of any Revolving Credit Loan shall mean at any time the portion, including the whole, of such Revolving Credit Loan bearing interest at such time under the Euro-Rate Alternative. If no Revolving Credit Loan is specified, 'Euro-Rate Portion' shall refer to the Euro-Rate Portion of all Revolving Credit Loans outstanding at such time.

     'Event of Default' is defined in Article VII hereof.

     'Federal Funds Alternative' is defined in Section 4.02(b) hereof.

     'Federal Funds Effective Rate' is defined in Section 4.02(b) hereof.

     'Federal Funds Rate Portion' of any Revolving Credit Loan shall mean at any time the portion, including the whole, of such Revolving Credit Loan bearing interest at such time under the Federal Funds Rate Alternative. If no Revolving Credit Loan is specified, 'Federal Funds Rate Portion' shall refer to the Federal Funds Rate Portion of all Revolving Credit Loans outstanding at such time.

     'Funding Segment' of the CD Rate Portion, the Euro-Rate Portion, or the As-Offered Rate Portion, as the case may be, at any time shall mean the entire principal amount of such Portion to which at such time there is applicable a particular Interest Period beginning on a particular day and ending on another particular day. (By definition, each such Portion is at all times composed of an integral number of discrete Funding Segments and the sum of the principal amounts of all Funding Segments of any such Portion at any time equals the principal amount of such Portion at such time.)

     'GAAP' means generally accepted accounting principles as applied to the public utility industry, as such principles shall be in effect at the time of the computation or determination or as of the date of the relevant financial statements, as the case may be (the 'Relevant Date'), subject to Section 1.02 hereof.

     'Hazardous Materials' means those materials, as may be specified by quantity and/or concentrations, that are defined as 'hazardous wastes' and 'hazardous substances' by the Environmental Laws due to their characteristics of being flammable, explosive, toxic, radioactive or otherwise hazardous.

     'Indenture' means the Indenture of Mortgage dated as of January 1, 1941 between Borrower and the Pennsylvania Company for Insurances on Lives and Granting Annuities (now known as CoreStates Bank, N.A.), as Trustee or its successor, as amended and supplemented.

     'Interest Expense' means, for any fiscal period, all interest accrued (whether or not actually paid) during such period on Credit Obligations.

     'Interest Periods' is defined in Section 4.03 hereof.

     'Law' means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body including any Environmental Laws as defined herein.

     'Loan Documents' shall mean this Agreement, the Notes and Letter of Credit Agreements, if any existing with any of the Banks and all amendments, certificates, schedules, reports, notices and exhibits now or hereafter executed or delivered in connection with any of the foregoing as may be in effect from time to time.

     'London Business Day' means a day for dealing in deposits in Dollars by and among banks in the London interbank market which is also a Business Day.

     'Long Term Funded Debt' means any Credit Obligations with a maturity of one
(1) year or more.

     'Majority Banks' shall mean (i) at least 66 2/3% of the total principal amount of the Revolving Credit Loans outstanding hereunder, or (ii) if there are no Revolving Credit Loans outstanding, Banks whose Commitments aggregate at least 66 2/3% of the Commitments of all of the Banks, provided,

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however, in instances where only one Bank has outstanding Revolving Credit
Loans, the Majority Banks shall mean Banks whose Commitments aggregate at least 66 2/3%.

     'Material Litigation' means any suit, action, arbitration, administrative proceeding, criminal prosecution or governmental investigation in which the amount in controversy is at least $500,000, singularly, and which presents a reasonable likelihood of material adverse effect on Borrower.

     'month', with respect to a Euro-Rate Interest Period, means the interval between the Fixed Dates in consecutive calendar months as to such Euro-Rate Interest Period. The 'Fixed Date' in a calendar month as to any Euro-Rate Interest Period shall mean the day in such calendar month numerically corresponding to the first day of such Euro-Rate Interest Period, except (i) if there is no such numerically corresponding day in a calendar month, the 'Fixed Date' for such calendar month shall mean the last London Business Day of such calendar month, (ii) if the first day of such Euro-Rate Interest Period is the last day of a calendar month, the 'Fixed Date' for any calendar month shall mean the last London Business Day of such calendar month and (iii) otherwise, if a numerically corresponding day in a given calendar month is not a London Business Day, the 'Fixed Date' for such calendar month shall mean the next following day that is a London Business Day but not later than the last London Business Day of such calendar month.

     'Multiemployer Plan' means any employee benefit plan which is a 'multiemployer plan' within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any Controlled Group Member has or, at any time after July 1, 1981, had an obligation to contribute.

     'Net Income' means net income (after taxes) including extraordinary gains and/or losses.

     'Notes' means the Revolving Credit Notes.

     'Official Body' means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

     'PBGC' means the Pension Benefit Guaranty Corporation established under Title IV Of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of said corporation.

     'Person' means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court or governmental or political subdivision or agency thereof.

     'Plan' means any employee pension benefit plan (other than a Multiemployer
Plan) to which Section 4021 of ERISA applies and (i) which is maintained for employees of the Borrower or any Controlled Group Member; or (ii) to which the Borrower or any Controlled Group Member made, or was required to make, contributions at any time within the preceding five (5) years.

     'Portion' means the Prime Rate Portion, the Federal Funds Rate Portion, the CD Rate Portion, As-Offered Rate Portion and the Euro-Rate Portion, as the case may be.

     'Prime Rate' and 'Prime Rate Alternative' are defined in Section 4.02(a) hereof.

     'Prime Rate Portion' of any Revolving Credit Loan shall mean at any time the portion, including the whole, of such Revolving Credit Loan bearing interest at such time under the Prime Rate Alternative other than in accordance with the first sentence of Section 4.07(a) hereof. If no Revolving Credit Loan is specified, 'Prime Rate Portion' shall refer to the Prime Rate Portion of all Revolving Credit Loans outstanding at such time.

     'Ratable Share' shall mean the proportion that a Bank's Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Banks, respectively.

     'Rate Alternative' means the Prime Rate Alternative, the Federal Funds Alternative, the CD Rate Alternative, the Euro-Rate Alternative, and the As-Offered Rate Alternative, as the case may be.

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     'Relevant Date' is defined in the definition of 'GAAP' above.

     'Reportable Event' means (i) a reportable event described in Section 4043 of ERISA (other than any such event the thirty (30) day notice requirement for which has been waived by regulation), (ii) a withdrawal by a substantial employer from a Plan to which more than one employer contributes, as referred to in Section 4063(b) of ERISA, (iii) a cessation of operations at a facility causing more than twenty percent (20%) of Plan participants to be separated from employment, as referred to in Section 4068(f) of ERISA or (iv) a failure to make a required installment or other payment with respect to a Plan when due in accordance with Section 412 of the Code or Section 302 of ERISA which causes the total unpaid balance of missed installments and payments (including unpaid interest) to exceed $750,000.

     'Revolving Credit Commitment' means as to any Bank at any time, the amount initially set forth opposite its name on Schedule 1.01(a) hereto in the column labeled, 'Amount of Commitment for Revolving Credit Loans,' and 'Revolving Credit Commitments' means the aggregate Revolving Credit Commitments of all of the Banks.

     'Revolving Credit Commitment Termination Date' means the earlier of (A) March 1, 1998, (B) the date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 2.03(a) hereof or (C) the date the Revolving Credit Commitments are terminated pursuant to Article VIII hereof.

     'Revolving Credit Loans' means separately a 'Revolving Credit Loan' and means collectively all Revolving Credit Loans or any Revolving Credit Loan made by the Banks or one of the Banks to the Borrower pursuant to Section 2.01 hereof.

     'Revolving Credit Notes' means separately a 'Revolving Credit Note' and means collectively all of the Revolving Credit Notes of the Borrower in the form of Exhibit A hereto evidencing Revolving Credit Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

     'Short Term Funded Debt' means Credit Obligations with a maturity under one
(1) year and shall include all current maturities of Credit Obligations, all as determined in accordance with GAAP.

     'Standard Notice' shall mean an irrevocable written notice provided to the Agent on a Business Day which is

          (i) the same Business Day of the requested advance, in the case of selection of, conversion to or renewal of the Prime Rate Alternative or the Federal Funds Rate Alternative or prepayment of any Prime Rate Portion or any Federal Funds Rate Portion;

          (ii) at least two Business Days in advance in the case of selection of, conversion to or renewal of the CD Rate Alternative or prepayment of any CD Rate Portion;

          (iii) at least three London Business Days in advance in case of the selection of, conversion to or renewal of the Euro-Rate Alternative or prepayment of any Euro-Rate Portion; and

          (iv) at least one Business Day in advance in the case of selection of, conversion to or renewal of the As-Offered Rate Alternative or prepayment of any As-Offered Rate Portion.

Standard Notice must be provided to the Agent no later than 10:00 a.m., Philadelphia time, on the last day permitted for such notice.

     'Subsidiary' means any corporation or other business entity of which Borrower owns more than 50 percent of the voting shares or more than 50% of other ownership interest.

     'Supplemental Indenture' means the Twenty-Eighth Supplemental Indenture dated as of April 1, 1993 to that certain Indenture of Mortgage dated as of January 1, 1941 by Philadelphia Suburban Water Company to CoreStates Bank, N.A. as Trustee.

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     'Tangible Net Worth' means, without duplication, the sum of the par or stated value of the capital stock (common and preferred) of the Borrower and its Subsidiaries at the time outstanding, plus the total amount of (or less the amount of any net deficits in) the contributed or capital surplus and the earned surplus of the Borrower and its Subsidiaries, less all intangible assets, all as shown on a Consolidated balance sheet of the Borrower and its Subsidiaries prepared on a Consolidated basis, after due allowance for minority interests, in accordance with GAAP.

     Section 1.02. Accounting Terms, (a) All accounting terms not specifically defined herein shall be construed, and all financial data submitted pursuant to this Agreement shall be prepared, in accordance with GAAP applied in a manner consistent with the application of such principles in the preparation of the audited financial statements mentioned in Section 5.05 hereof. (b) If any change in GAAP or any regulatory financial accounting change or directive (which does not affect cash flow) after the date of this Agreement shall be required to be applied to transactions then or thereafter in existence, and a violation of one or more provisions of this Agreement shall have occurred or in the opinion of the Borrower would likely occur which would not have occurred or be likely to occur if no change in accounting principles had taken place,

          (i) The Borrower and the Banks agree that such violation shall not be considered to constitute an Event of Default for a period of thirty (30) days from the date the Borrower notifies the Agent and Banks of the application of this subsection 1.02(b);

          (ii) The Borrower and the Banks agree in such event to negotiate in good faith an amendment of this Agreement which shall approximate to the extent possible the economic effect of the original financial covenants after taking into account such change in GAAP; and

          (iii) If the Borrower and the Banks are unable to negotiate such an amendment within ten (10) days, the Borrower shall have the option of (A) prepaying the Revolving Credit Loan (pursuant to applicable provisions hereof) or (B) submitting the drafting of such an amendment within five (5) Business Days to a firm of independent certified public accountants of nationally recognized standing acceptable to the parties, which shall complete its draft of such amendment within 90 days of submission; if the Borrower and the Agent cannot agree upon the firm, it shall be selected by binding arbitration in the City of Philadelphia, Pennsylvania, in accordance with the rules then obtaining of the American Arbitration Association. If the Borrower does not exercise either such option within said period, then as used in this Agreement, 'GAAP' shall mean GAAP in effect at the Relevant Date. The Borrower and the Banks agree that if the Borrower elects the option in clause (B) above, until such firm has been selected and completes drafting such amendment, no such violation shall constitute an Event of Default.

     (c) If any change in GAAP after the date of this Agreement shall be required to be applied to transactions or conditions then or thereafter in existence, and the Banks shall assert that the effect of such change is or shall likely be to distort materially the effect of any of the definitions of financial terms in Article I hereof or any of the covenants of the Borrower in
Article VI hereof (the 'Financial Provisions'), so that the intended economic effect of any of the Financial Provisions will not in fact be accomplished,

          (i) The Agent shall notify the Borrower of such assertion, specifying the applicable change in GAAP and until otherwise determined as provided below, the specified change in GAAP shall not be made by the Borrower in its financial statements for the purpose of applying the Financial Provisions; and

          (ii) The Borrower and the Banks shall follow the procedures set forth in paragraph (ii) and the first sentence of paragraph (iii) of subsection
     (b) of this Section 1.02. If the Borrower and the Banks are unable to agree on an amendment as provided in said paragraph (ii) and if the Borrower does not exercise either option set forth in the first sentence of said paragraph (iii) within the specified period, then as used in this Agreement 'GAAP' shall mean GAAP in effect at the Relevant Date, except that the applicable change in GAAP shall not be made in applying the Financial Provisions. The parties agree that if the Borrower elects the option in clause (B) of the

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     first sentence of said paragraph (iii), until such independent firm has been selected and completes drafting such amendment, the specified change in GAAP shall not be made in applying the Financial Provisions.

     (d) all expenses of compliance with this Section 1.02 shall be paid for by the Borrower.

                                   ARTICLE II
                        THE REVOLVING CREDIT COMMITMENT

     Section 2.01. The Revolving Credit Commitment. The maximum aggregate amount the Banks shall be obligated to lend to the Borrower at any given time under this Agreement shall be Thirty Million Dollars ($30,000,000), as such amount may have been reduced under Section 2.03 hereof (the 'Revolving Credit Commitment').

     Section 2.02. Fees. (a) The Borrower agrees to pay to the Agent for the account of each Bank, as consideration for such Bank's Revolving Credit Commitment hereunder, a commitment fee (the 'Commitment Fee') equal to 1/8 of 1% per annum (based on a year of 360 days and actual days elapsed) on the average daily unborrowed amount of such Bank's Revolving Credit Commitment as the same may be constituted from time to time. All Commitment Fees shall be payable quarterly in arrears as billed by the Agent on the first Business Day of the calendar month immediately following each calendar quarter.

     (b) The Borrower agrees to pay to the Agent for its account as consideration for the utilization of the As-Offered Rate, an As-Offered Utilization Fee equal to $100 each time an As-Offered Rate is requested by the Borrower. The As-Offered Utilization Fee shall be payable as billed by the Agent.

     Section 2.03. Termination or Reduction of the Revolving Credit
Commitment. (a) Borrower shall have the right at any time and from time to time, upon thirty (30) Business Days' prior written notice to Agent, to terminate the Revolving Credit Commitments in whole, or in part, without premium or penalty, provided that the Revolving Credit Commitments may not be reduced to an amount which is less than the unpaid principal balance of the Revolving Credit Loans then outstanding plus the principal amount of all Revolving Credit Loans not yet made as to which notice has been given by the Borrower under
Section 3.02 hereof, and provided further that if the Revolving Credit Commitments are terminated in their entirety, payment of the outstanding principal balance and all other obligations under this Agreement shall be due and payable in full at the time of such termination. Any partial reduction of the Revolving Credit Commitments shall be in a minimum amount of $1,000,000. After the date of any reduction of the Revolving Credit Commitments the Commitment Fee shall be calculated upon the Revolving Credit Commitments as so reduced.

     (b) Any termination or reduction of the Revolving Credit Commitments shall be permanent and shall reduce the Commitments pro rata. The Revolving Credit Commitments cannot thereafter be restored or increased unless otherwise agreed to by the parties hereto in writing.

                                  ARTICLE III
                             REVOLVING CREDIT LOANS

     Section 3.01. The Bank's Obligation to Make Revolving Loans.   Subject to
the terms and conditions of this Agreement, and relying upon the representations and warranties herein set forth, each Bank severally agrees to make revolving credit loans ('Revolving Credit Loans') to the Borrower at any time or from time to time on or after the date hereof to, but not including, the Revolving Credit Commitment Termination Date in an aggregate principal amount not to exceed at any one time such Bank's Revolving Credit Commitment. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 3.01; provided, however, that each Revolving Credit Loan shall be in the minimum amount of (i) $100,000, with respect to any Revolving Credit Loan bearing interest at the Federal Funds Alternative

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or the Prime Rate Alternative, (ii) $500,000, with respect to any Revolving
Credit Loan bearing interest at the CD Rate Alternative or Euro-Rate Alternative and (iii) $2,000,000, with respect to any Revolving Credit Loan bearing interest at the As-Offered Rate Alternative. All Revolving Credit Loans shall be evidenced by the Revolving Credit Notes.

     Section 3.02. Nature of Banks' Obligations with Respect to Revolving Credit Loans. (a) Each Bank shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 3.03 hereof in accordance with its Ratable Share. The aggregate of each Bank's Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment as the same may be amended from time to time. The obligations of each Bank hereunder are several and not joint. The failure of any Bank to perform its obligations hereunder shall not affect the obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Bank to perform its obligations hereunder. The Banks shall have no obligation to make Revolving Credit Loans hereunder on or after the Revolving Credit Commitment Termination Date.

     (b) In the event any Bank is unable to fund all or a portion of its Ratable Share of a Revolving Credit Loan due to it exceeding its Commitment and such failure to fund was a result of it being awarded an As-Offered Rate Revolving Credit Loan (which was funded) then the remaining unfunded portion of such Revolving Credit Loan shall be funded by the remaining Banks that have unused Commitments hereunder based on a calculation which reflects a gross-up of each remaining Banks respective Commitment in relative proportion to their respective percentages of Commitments at such time. Such calculation by Agent shall be conclusive and binding upon each Bank absent manifest error.

     Section 3.03. Making the Loans. (a) Subject to Section 3.03(b) below, whenever the Borrower desires that the Banks make a Revolving Credit Loan, the Borrower will provide Standard Notice to the Agent setting forth the following information:

          (i) The proposed Borrowing Date;

          (ii) The total principal amount of such Revolving Credit Loan, which shall be the sum of the principal amounts selected pursuant to subsection
     (a) (iii) of this Section 3.03;

          (iii) The Rate Alternative or Alternatives selected in accordance with
     Section 4.02 hereof and the principal amounts selected in accordance with
     Section 3.01 hereof of the Prime Rate Portion, the Federal Funds Rate Portion, As-Offered Rate Portion and each Funding Segment of the CD Rate Portion, the Euro-Rate Portion, and the As-Offered Rate Portion, as the case may be, of such Revolving Credit Loan; and

          (iv) With respect to each such Funding Segment, the Interest Period selected in accordance with Section 4.03 hereof to apply to such Funding Segment.

Not later than 3:00 p.m. (Philadelphia time) on the Borrowing Date specified in such Standard Notice, Agent will make the proceeds of such borrowing available to Borrower by wire transfer to an account designated by Borrower.

     (b) Whenever the Borrower desires that a Bank or the Banks make a Revolving Credit Loan bearing interest at the As-Offered Rate, the Borrower will provide Standard Notice to the Agent's Loan Administration Department, Attention: Ms. Flossie Bowers setting forth the information described in Section 3.03(a) above. Upon receipt of such Standard Notice the Agent's Loan Administration Department will solicit bids prior to 12:00 p.m. from the Banks and will notify the Borrower of the As-Offered Rate of each Bank. If the As-Offered Rate Alternative is selected by the Borrower, Borrower agrees to accept all bids in the order of ascending rates until the amount of Borrower's funding needs are satisfied. In no case shall requests for Revolving Credit Loans bearing interest at an As-Offered Rate be less than $2,000,000. Upon acceptance by the Borrower of a Bank's or Banks' bid, as the case may be, and funding by the Bank or Banks, as the case may be, such Revolving Credit Loan shall be deemed to be made by such Bank or Banks and not by the Banks pro rata.

     3.04. Making Revolving Credit Loans. The Agent shall promptly after receipt by it of a Notice of Borrowing Request pursuant to Section 3.03, notify the Banks of its receipt of such Notice of

Borrowing specifying: (i) the proposed Borrowing Date and the time and method of disbursement of such Revolving Credit Loan; (ii) the amount and type of such Revolving Credit Loan and the applicable CD Rate Interest Period, Euro-Rate Interest Period or As-Offered Rate Interest Period (if any); and (iii) the apportionment among the Banks of the Revolving Credit Loans as determined by the Agent in accordance with Section 3.02 hereof. Each Bank shall remit the principal amount of each Revolving Credit Loan to the Agent such that the Agent is able to, and the Agent shall, to the extent the Banks have made funds available to it for such purpose, fund such Revolving Credit Loan to the Borrower in U.S. Dollars and immediately available funds at the Agent's Office prior to 2:00 p.m. (Philadelphia time) on the Borrowing Date, provided, that, if any Bank fails to remit such funds to the Agent in a timely manner the Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loan of such Bank on the Borrowing Date.

     Section 3.05. Revolving Credit Notes. Concurrently with the execution of this Agreement, the Borrower shall execute and deliver to the Banks the Revolving Credit Notes in the principal amount equal to the amount of each such Bank's Revolving Credit Commitment.

     Section 3.06. Payment and Prepayment of Revolving Loans.

     (a) Interest. Accrued interest on each Revolving Credit Loan bearing interest at the Prime Rate Alternative, the Federal Funds Rate Alternative or the As-Offered Rate Alternative shall be payable monthly within five (5) Business Days after receipt of a written statement from the Agent setting forth the interest calculation. Accrued interest on each Revolving Credit Loan bearing interest at the CD Rate Alternative or the Euro-Rate Alternative shall be payable at the expiration of each Interest Period (or if such Interest Period is for six (6) months, at each quarterly anniversary of the commencement of the Interest Period) within five (5) Business Days after receipt of a written statement from the Agent setting forth the interest calculation.

     (b) Principal. The outstanding balance of the Revolving Credit Loans and all other obligations hereunder shall be due and payable in full on the Revolving Credit Commitment Termination Date.

     Borrower may from time to time prepay the outstanding balance of the Revolving Credit Loans in whole or in part without penalty or premium subject to the terms of this Section 3.06 and Sections 3.07 and 3.08 hereof. Any prepayment shall be in the minimum amount of (i) $100,000 with respect to Revolving Credit Loans bearing interest at the Prime Rate Alternative and Federal Funds Rate Alternative, (ii) $500,000 with respect to Revolving Credit Loans bearing interest at the CD Rate Alternative and Euro-Rate Alternative and (iii) $2,000,000 with respect to Revolving Credit Loans bearing interest at the As-Offered Rate Alternative. Interest on any prepayment shall be payable within five (5) Business Days after receipt of a written statement from Agent setting forth the interest calculation.

     (c) Late Payments. Any payment of principal not paid when due (whether by acceleration or otherwise) shall bear interest at a floating per annum rate equal to the Prime Rate plus one percent (1%).

     All payments shall be made to the Agent at Mellon Bank, N.A., Mellon Independence Center, Attn: Loan Administration, Flossie Bowers, 199-5220, 701 Market Street, Philadelphia, PA 19106, in funds immediately available to Agent or at such other office or offices of the Agent or branch, subsidiary or affiliate thereof as may be designated in writing from time to time by the Agent to the Borrower.

     Section 3.07. Application of Payments and Prepayments. All payments and prepayments of the outstanding balance of the Revolving Credit Loans shall be applied to the Revolving Credit Loans in such order and to such extent as shall be specified by Borrower, by notice to the Agent at the time of such payment or prepayment. If no such notice is received by the Agent, the payment or prepayment shall be applied to the Revolving Credit Loans in such order and to such extent as the Agent shall determine, provided that in making such determination the Banks shall use its best efforts to minimize the costs and expense for which the Banks may be entitled to compensation under Section 3.08 hereof.

     Section 3.08. Compensation for Certain Losses, Costs and Expenses. (a) Increased Costs or Reduced Return Resulting From Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc. If any Law or guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive of any Official Body (whether or not having the force of law) now existing or hereafter adopted:

          (i) subjects any Bank to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Revolving Credit Loans or payments by the Borrower of principal, interest, Commitment Fee, As-Offered Utilization Fee or other amounts due from the Borrower hereunder or under the Notes (except for taxes on the overall net income of any such Bank imposed by any Official Body),

          (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, assets (funded or contingent) of, deposits with or for the account of, or other acquisition of funds by, any Bank (other than requirements expressly included herein in the determination of the CD Rate or the Euro-Rate, as the case may be, hereunder),

          (iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (a) against assets (funded or contingent) of, or credits or commitments to extend credit extended by, any Bank, or (b) otherwise applicable to the obligations of any Bank under this Agreement, or

          (iv) imposes upon any Bank any other condition or expense with respect to this Agreement, the Notes or its making, maintenance or funding of any part of the Revolving Credit Loans,

and the result after the date hereof of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Bank with respect to this Agreement, the Notes or the making, maintenance or funding of any part of the Revolving Credit Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on any Bank's capital, taking into consideration such Bank's policies with respect to capital adequacy) by an amount which such Bank deems to be material (such Bank being deemed for this purpose to have made, maintained or funded the Federal Funds Rate Portion and As-Offered Rate Portion and each Funding Segment of the CD Rate Portion and the Euro-Rate Portion from a Corresponding Source of Funds), such Bank shall from time to time notify the Borrower of the amount determined in good faith (using any averaging and attribution methods) by such Bank to be necessary to compensate such Bank for such increase, reduction or imposition provided that if any of the foregoing results in retroactive treatment the Borrower shall only be obligated to compensate such Bank for such increase, reduction or imposition retroactively up to one year. Such amount shall be due and payable by the Borrower to such Bank sixty (60) Business Days after such notice is given. Such Bank agrees that it will notify the Borrower of the occurrence of any event that would give rise to a payment under this Section 3.08(a).

     (b) Indemnity. In addition to the compensation required by subsection (a) of this Section 3.08, the Borrower shall indemnify each Bank against any loss or expense (including loss of margin) which each Bank has sustained or incurred as a consequence of any

          (i) payment, prepayment or conversion of any part of any Funding Segment of the CD Rate Portion, the Euro-Rate Portion or the As-Offered Rate Portion on a day other than the last day of the corresponding Interest Period (whether or not such payment, prepayment or conversion is mandatory or automatic and whether or not such payment or prepayment is then due),

          (ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any notice stated herein to be irrevocable (any Bank having in its sole discretion the options (a) to give effect to such attempted revocation and obtain indemnity under this Section 3.08(b) or (b) to treat such attempted revocation as having no force or effect, as if never made), or

          (iii) default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or the Notes, including without limitation any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder or under the Notes.

If any Bank sustains or incurs any such loss or expense it shall from time to time notify the Borrower of the amount determined in good faith by such Bank to be necessary to indemnify such Bank for such loss or expense (such Bank being deemed for this purpose to have made, maintained or funded the Federal Funds Rate Portion and As-Offered Rate Portion and each Funding Segment of the CD Rate Portion and the Euro-Rate Portion from a Corresponding Source of Funds). Such amount shall be due and payable by the Borrower to such Bank ten Business Days after such notice is given.

     (c) In the event the Borrower is required to make payment under Section 3.08(a) hereof, the Borrower in its sole discretion may require that such Bank(s) and its respective Revolving Credit Commitment be replaced in its entirety; first, by the remaining Banks hereunder (if such remaining Banks so agree) and second, to any other bank or financial institution reasonably acceptable to each of the other Banks.

     Section 3.09. Effect of Payments or Prepayments. Any payment or prepayment of the outstanding balance of the Revolving Credit Loans as provided in Section
3.06 hereof prior to the Revolving Credit Commitment Termination Date shall restore the availability of the Revolving Credit Commitment to the extent of such payment or prepayment, unless the Revolving Credit Commitments have been terminated by the Borrower pursuant to Section 2.03 or by any Bank pursuant to
Section 8.01 on or before the date of such payment or prepayment.

     Section 3.10. Form of Notice. Any notice from the Borrower to the Agent or from the Agent to the Borrower required or permitted by this Article III shall be sent by telephone confirmed by first class mail or fax (which shall be effective when telephoned), by fax (which shall be effective when received) or by first-class or first-class express mail (which shall be effective two Business Days after such notice is deposited), in all cases with charges prepaid.

     Section 3.11. Funding by Euro-Rate Funding Office. Each Bank shall have the right from time to time, prospectively or retrospectively, without notice to the Borrower, to deem any branch, subsidiary or affiliate of such Bank to have made, maintained or funded any Euro-Rate Portion at any time. Any branch, subsidiary or affiliate so deemed shall be known as a 'Euro-Rate Funding Office.' Each Bank shall deem any Euro-Rate Portion or the funding therefor to have been transferred to a different Euro-Rate Funding Office if such transfer would lessen compensation payable by the Borrower under Section 3.08(a) hereof, and if such Bank determines in its sole discretion that such transfer would be practicable and would not have a material adverse effect on such Revolving Credit Loan, such Bank or any Euro-Rate Funding Office (it being assumed for purposes of such determination that each Euro-Rate Portion is actually made or maintained by or funded through the corresponding Euro-Rate Funding Office).

                                   ARTICLE IV
                                    INTEREST

     Section 4.01. Accrual of Interest on Revolving Loans. Each Revolving Credit Loan shall accrue interest at the Rate Alternative applicable to such Revolving Credit Loan in accordance with this Article IV. Interest on each Revolving Credit Loan bearing interest at the Prime Rate Alternative or the Federal Funds Rate Alternative shall accrue interest subject to the provisions of this Article IV, during the time such Revolving Credit Loan is outstanding. Interest on each Revolving Credit Loan bearing interest at the CD Rate Alternative, the Euro-Rate Alternative or the As-Offered Rate Alternative shall accrue during the Interest Period applicable to such Revolving Credit Loan in accordance with this Article IV.

     Section 4.02. Rate Alternatives. The unpaid principal amount of the Revolving Credit Loans shall bear interest for each day until due on one or more bases selected by the Borrower from among the Rate Alternatives set forth below, it being understood that subject to the provisions of this

Agreement, the Borrower may select different Rate Alternatives to apply simultaneously to different parts of the Revolving Credit Loans and may select different Funding Segments to apply simultaneously to different parts of the CD Rate Portion, the Euro-Rate Portion or the As-Offered Rate Portion:

     (a) Prime Rate Alternative: A rate per annum for each day equal to the Prime Rate for such day, such interest rate to change automatically and be effective from time to time, effective as of the effective date of each change in the Prime Rate without notice to the Borrower. 'Prime Rate', as used herein, means the interest rate per annum announced by the Agent from time to time as its prime rate, and is used by the Agent as a reference rate with respect to different interest rates charged to borrowers. The determination and statement of the 'Prime Rate' shall not in any way preclude the Agent from making loans to other borrowers at rates which are higher or lower than the Prime Rate.

     (b) Federal Funds Rate Alternative: A rate per annum for each day equal to the Federal Funds Effective Rate for such day plus .75%, such interest rate to change automatically and be effective from time to time, effective as of the date of each change in the Federal Funds Effective Rate without notice to the Borrower. 'Federal Funds Effective Rate' for any day, as used herein, shall mean the rate per annum (rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the 'Federal Funds Effective Rate' as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the 'Federal Funds Effective Rate' for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

     (c) CD Rate Alternative: A rate per annum for each day equal to the CD Rate for such day plus .375%. 'CD Rate' for any day, as used herein, shall mean for each Funding Segment of the CD Rate Portion corresponding to a proposed or existing CD Rate Interest Period the rate per annum determined by the Agent by adding

          (i) the rate per annum obtained by dividing (the resulting quotient to be rounded upward to the nearest 1/100 of 1%) (a) the rate of interest (which shall be the same for each day in such CD Rate Interest Period) determined in good faith by the Agent in accordance with its usual procedures to be the average of the secondary market bid rates at or about 11:00 o'clock a.m., Eastern Time, on the first day of such CD Rate Interest Period by dealers of recognized standing in negotiable certificates of deposit for the purchase at face value of negotiable certificates of deposit of major money center banks for delivery on such day in amounts comparable to such Funding Segment and having maturities comparable to such CD Rate Interest Period by (b) a number equal to 1.00 minus the CD Rate Reserve Percentage and

          (ii) the Assessment Rate.

          The 'CD Rate' may also be expressed by the following formula:

               [average of the secondary market                  ]
               [bid rates determined by the Agent                ]
CD Rate =      [per Subsection (i)(a)                            ]         + Assessment Rate
               [1.00 - CD Rate Reserve Percentage                ]

     The 'CD Rate Reserve Percentage' for any day is the maximum effective percentage (expressed as a decimal, rounded upward to the nearest 1/100 of 1%), as determined in good faith by the Agent, which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation supplemental, marginal and emergency reserve requirements) for a member bank of such System in respect of nonpersonal time deposits in Dollars in the United States. The CD Rate shall be adjusted automatically and effective as of the effective date of each change in the CD Rate Reserve Percentage without notice to the Borrower.

     The 'Assessment Rate' for any day is the rate per annum (rounded upward to the nearest 1/100 of 1%) determined in good faith by the Agent in accordance with its usual procedures to be the maximum effective assessment rate per annum payable by a bank insured by the Federal Deposit Insurance Corporation (or any successor) for such day for insurance on Dollar time deposits, exclusive of any credit allowed against such annual assessment on account of assessment payments made or to be made by such bank. The CD Rate shall be adjusted automatically and effective as of the effective date of each change in the Assessment Rate without notice to the Borrower.

     The Agent shall give prompt notice to the Borrower of the CD Rate so determined or adjusted.

     (d) Euro-Rate Alternative: A rate per annum for each day equal to the Euro-Rate for such day plus .25%. 'Euro-Rate' for any day, as used herein, shall mean for each Funding Segment of the Euro-Rate Portion corresponding to a proposed or existing Euro-Rate Interest Period the rate per annum determined by the Agent by dividing (the resulting quotient to be rounded upward to the nearest 1/100 of 1%) (i) the rate of interest (which shall be the same for each day in such Euro-Rate Interest Period) determined in good faith by the Agent in accordance with its usual procedures to be the average of the rates per annum for deposits in Dollars offered to major money center banks in the London interbank market at approximately 11:00 o'clock a.m., London time, two London Business Days prior to the first day of such Euro-Rate Interest Period for delivery on the first day of such Euro-Rate Interest Period in amounts comparable to such Funding Segment and having maturities comparable to such Euro-Rate Interest Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage.

     The 'Euro-Rate' may also be expressed by the following formula:

              [average of the rates offered to major money  ]
              [center banks in the London interbank market  ]
Euro-Rate     [determined by the Agent per subsection (i)   ]
              [1.00 - Euro-Rate Reserve Percentage          ]

     The 'Euro-Rate Reserve Percentage' for any day is the maximum effective percentage (expressed as a decimal fraction, rounded upward to the nearest 1/100 of 1%), as determined in good faith by the Agent, which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as 'Eurocurrency liabilities') of a member bank in such System. The Euro-Rate shall be adjusted automatically and be effective as of the effective date of each change in the Euro-Rate Reserve Percentage without notice to the Borrower.

     The Agent shall give prompt notice to the Borrower of the Euro-Rate so determined or adjusted.

     (e) As-Offered Rate Alternative: A rate per annum for each day equal to the As-Offered Rate for such day. As-Offered Rate for any day, as used herein, shall mean for each Funding Segment of the As-Offered Interest Period the rate per annum quoted by such Bank as its as-offered rate for such period.

     The Agent's Loan Administration Department upon Borrower's request shall solicit bids from each Bank. Borrower shall accept bids in order of ascending rates until Borrower's funding needs are satisfied, as more particularly described in Sections 3.03(b) and 4.04(b).

     Section 4.03. Interest Periods. At any time when the Borrower shall select, convert to or renew the CD Rate Alternative, the Euro-Rate Alternative or the As-Offered Rate Alternative to apply to any part of the Revolving Credit Loans, it shall fix one or more periods during which each such Rate Alternative shall apply, such periods (the 'Interest Periods') being set forth in the chart below:

RATE ALTERNATIVE                                                 AVAILABLE INTEREST PERIODS
- ------------------------------------------  ---------------------------------------------------------------------
CD Rate Alternative                         30, 60, 90 or 180 days ('CD Rate Interest Period');
Euro-Rate Alternative                       One, two, three or six months ('Euro-Rate Interest Period');
As-Offered Rate Alternative                 One through thirty days ('As-Offered Rate Interest Period');

provided, that:

          (a) Each CD Rate Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day;

          (b) Each Euro-Rate Interest Period shall begin on a London Business Day, and the duration of each Euro-Rate Interest Period shall be determined in accordance with the definition of the term 'month' herein; and

          (c) The Borrower may not fix an Interest Period that would end after the Revolving Credit Commitment Termination Date.

     Section 4.04. Conversion or Renewal of Rate Alternatives.

     (a) Conversion or Renewal. Subject to Section 4.04(b) hereof and provided no default or Event of Default exists at such time the Borrower may convert any part of the Revolving Credit Loans from any Rate Alternative or Alternatives to one or more different Rate Alternatives and may renew the CD Rate Alternative, the Euro-Rate Alternative or the As-Offered Rate Alternative as to any Funding Segment of the CD Rate Portion, the Euro-Rate Portion or the As-Offered Rate
Portion:

          (i) at any time with respect to conversion from the Prime Rate Alternative or the Federal Funds Rate Alternative,

          (ii) at the expiration of any Interest Period with respect to conversions from or renewals of the CD Rate Alternative, the Euro-Rate Alternative or the As-Offered Rate Alternative, as the case may be, as to the Funding Segment corresponding to such expiring Interest Period, or

          (iii) on the date specified in a notice by the Agent pursuant to
     Section 4.07(b) hereof with respect to conversions from the CD Rate Alternative, the Euro-Rate Alternative or the As-Offered Rate Alternative, as the case may be.

     Whenever the Borrower desires to convert or renew any Rate Alternative or Alternatives the Borrower shall provide to the Agent Standard Notice setting forth the following information:

          (A) The Borrowing Date on which the proposed conversion or renewal is to be made;

          (B) The principal amounts selected in accordance with Section 3.01 hereof of the Prime Rate Portion, the Federal Funds Rate Portion and each Funding Segment of the CD Rate Portion, the Euro-Rate Portion and the As-Offered Rate Portion, as the case may be, to be converted from or renewed;

          (C) In the case of conversions, the Rate Alternative or Alternatives selected in accordance with Section 4.02 hereof and the principal amounts selected in accordance with Section 3.01 of the Prime Rate Portion, the Federal Funds Rate Portion and each Funding Segment of the CD Rate Portion, the Euro-Rate Portion and the As-Offered Rate Portion, as the case may be, to be converted to; and

          (D) With respect to each Funding Segment to be converted to or renewed, the Interest Period selected in accordance with Section 4.03 hereof to apply to such Funding Segment.

Standard Notice having been so provided, after the date specified in such Standard Notice interest shall be calculated upon the principal amount of the Revolving Credit Loans as so converted or renewed.

     (b) As-Offered Rate. Whenever the Borrower desires to convert to an As-Offered Rate Alternative or renew a Revolving Credit Loan bearing interest at an As-Offered Rate Alternative, the Borrower will provide Standard Notice to the Agent's Loan Administration Department, Attention: Ms. Flossie Bowers, setting forth the information described in Section 4.04(a) above. Upon receipt of such Standard Notice, the Agent's Loan Administration Department will solicit bids from the Banks and will notify the Borrower of the As-Offered Rate of each Bank. If the As-Offered Rate Alternative is selected by the Borrower, Borrower agrees to accept all bids in the order of ascending rates until the amount of Borrower's funding needs are satisfied. In no event shall requests for Revolving Credit Loans bearing interest at the As-Offered Rate be less than $2,000,000. Upon acceptance by the Borrower of a Bank's or Banks' bid, as the case may be, and the funding by the Bank or Banks such Revolving Credit Loan shall be deemed to be made by such Bank or Banks and not by the Banks pro rata.

     (c) Failure to Convert or Renew. Absent due notice from the Borrower of conversion or renewal in the circumstances described in Section 4.04(a)(ii) hereof, any part of the CD Rate Portion, Euro-Rate Portion or As-Offered Rate Portion for which such notice is not received shall be converted automatically to the Prime Rate Alternative on the last day of the expiring Interest Period.

     Section 4.05. Calculation of Accrued Interest. The accrual of interest under this Article IV shall be computed for the actual number of days elapsed, and on the basis of a year of 360 days (on a 365/360 day basis except that in a leap year the computation shall be on a 366/360 days basis).

     Section 4.06. Payment of Interest. Interest on each Revolving Credit Loan accrued in accordance with this Article IV shall be due and payable in accordance with Article III hereof.

     Section 4.07. Unavailability of Certain Loans. (a) Federal Funds Effective Rate Unascertainable; Impracticability. If at any time the Banks shall have determined in good faith that:

          (i) the Federal Reserve Bank of New York (or its successor) shall not have announced a Federal Funds Effective Rate on any day other than a Saturday, Sunday, public holiday or other day on which no Federal Funds Effective Rate would normally be announced under the practices of such Federal Reserve Bank as of the date hereof, at the time when the Federal Funds Effective Rate on such day would normally be announced under the practices of such Federal Reserve Bank as of the date hereof,

          (ii) the effective cost to any Bank of funding any proposed or existing Federal Funds Rate Portion of the Revolving Credit Loans from a Corresponding Source of Funds shall exceed the Federal Funds Effective Rate, or

          (iii) the making, maintenance or funding of any part of the Federal Funds Rate Portion of the Revolving Credit Loans has been made impractical or unlawful by compliance with any Bank in good faith with any Law or guideline or interpretation or administration thereof by any Official Body charged with the interpretation or administration thereof or with any request or directive of any such Official Body (whether or not having the force of law);

then, and in any such event, interest on the Federal Funds Rate Portion of the Revolving Credit Loans shall be at the Prime Rate Alternative until such Bank shall have later determined in good faith that the circumstances giving rise to such previous determination no longer exist. If and when the Banks shall make such a later determination, interest on the Federal Funds Rate Portion of the Revolving Credit Loans shall again be at the Federal Funds Rate Alternative.

     The Banks shall notify the Agent (and the Agent shall notify the Borrower) forthwith of any determination under this Section 4.07(a). The Borrower may convert any part of the Federal Funds Rate Portion of the Revolving Credit Loans to another Alternative or Alternatives in accordance with the provisions of this Agreement during the continuance of any condition described in this Section 4.07(a). The Borrower may select or convert any part of the Revolving Credit Loans to the Federal

Funds Rate Alternative in accordance with the provisions of this Agreement during the continuance of any condition described in this Section 4.07(a), although during the continuance of such condition interest on such part of the Revolving Credit Loans shall be at the Prime Rate Alternative in accordance with this Section 4.07(a).

     (b) CD Rate or Euro-Rate Unascertainable; Impracticability. If,

        (i) on any date on which a CD Rate or a Euro-Rate would otherwise be set any Bank shall have in good faith determined that:

             (A) adequate and reasonable means do not exist for ascertaining such CD Rate or Euro-Rate,

             (B) a contingency has occurred which materially and adversely affects the ability of any Bank to obtain funds in the secondary market for negotiable certificates of deposit maintained by dealers of recognized standing or the interbank eurodollar market, as the case may be, or

             (C) the effective cost to any Bank of funding a proposed Funding Segment of the CD Rate Portion or the Euro-Rate Portion from a Corresponding Source of Funds shall exceed the CD Rate or the Euro-Rate, as the case may be, applicable to such Funding Segment, or

          (ii) at any time any Bank shall have determined in good faith that the making, maintenance or funding of any part of the CD Rate Portion or the Euro-Rate Portion has been made impracticable or unlawful by compliance by any Bank in good faith with any Law or guideline or interpretation or administration thereof by any Official Body charged with the interpretation or administration thereof or with any request or directive of any such Official Body (whether or not having the force of law);

then, and in any such event, the Agent shall notify the Borrower of such determination. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the obligation of the Banks to allow the Borrower to select, convert to or renew the CD Rate Alternative or the Euro-Rate Alternative, as the case may be, shall be suspended until such Bank shall have later notified the Borrower of the Bank's determination in good faith that the circumstances giving rise to such previous determination no longer exist.

     If any Bank notifies the Borrower of a determination under subsection (ii) of this Section 4.07(b) the Borrower shall, as to the CD Rate Portion or the Euro-Rate Portion, as the case may be, on the date specified in such notice either convert such Portion to another Rate Alternative or Alternatives in accordance with Section 4.02 hereof or prepay such Portion in accordance with
Section 3.06(b) hereof. Absent due notice from the Borrower of conversion or prepayment the CD Rate Portion or the Euro-Rate Portion, as the case may be, automatically shall be converted to the Prime Rate Alternative upon such specified date.

     If at the time any Bank makes a determination under subsection (i) or (ii) of this Section 4.07(b) and the Borrower has previously notified the Agent that it wishes to select, convert to or renew the CD Rate Alternative or the Euro-Rate Alternative, as the case may be, but such Alternative has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Prime Rate Alternative instead of the CD Rate Alternative or the Euro-Rate Alternative, as the case may be.

     (c) In the event the Borrower is required to make payment under Sections 4.07(a) and 4.07(b) hereof, the Borrower in its sole discretion may require that such Bank(s) and its respective Revolving Credit Commitment be replaced in its entirety; first, by the remaining Banks hereunder (if such remaining Banks so agree) and second, to any other bank or financial institution, reasonably acceptable to each of the other Banks.

     Section 4.08. Maximum Interest. No provision of this Agreement or any Revolving Loan Note shall require the payment or permit the collection of interest in excess of the highest rate permitted by applicable law.

     Section 4.09. Form of Notice. Any notice from the Borrower to the Agent or from the Agent to the Borrower required or permitted by this Article IV shall be sent by telephone confirmed by first class mail or fax (which shall be effective when telephoned), by fax (which shall be effective when received) or by first-class or first-class express mail (which shall be effective two Business Days after such notice is deposited), in all cases with charges prepaid.

     Section 4.10. Pro-Rata Treatment of Banks; Payments. (a) Each borrowing, and each selection of, conversion to or renewal of any Rate Alternative and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fee, or other fees or amounts due from Borrower hereunder to the Banks with respect to the Revolving Credit Loans, shall (except as provided in Sections 3.02(b), 3.03(b) and 4.04(b), Section 4.07 [Unavailability CD Rate or Euro-Rate Unascertainable] or Section 2.02(b) [Fees], hereof) be made in proportion to Revolving Credit Loans outstanding from each Bank and if no such Revolving Credit Loans are then outstanding, in proportion to the Ratable Share of each Bank.

     In instances where a Revolving Credit Loan is funded pursuant to Section 3.02(b) hereof, any payments and/or prepayments shall be applied in the proportions in which such Revolving Credit Loan was originally funded.

     (b) All payments and prepayments received by Agent in respect of principal, interest, Commitment Fees, or other fees or amounts due from the Borrower to the Banks hereunder shall be promptly distributed by the Agent to the Banks in immediately available funds; provided, that, in the event payments are received by 11:00 a.m. (Philadelphia time) by the Agent with respect to the Loans and such payments are not distributed to the Banks on the same day received by the Agent, the Agent shall pay the Banks the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Agent and not distributed to the Banks.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Agent and each Bank as of the date hereof as follows:

     Section 5.01. Existence. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is duly qualified as a foreign corporation and authorized to do business in all other jurisdictions wherein the nature of its business or property makes such qualifications necessary. The Borrower has all requisite power and authority, corporate and otherwise, to conduct its business and to own its properties.

     Section 5.02. Authorization, Execution and Delivery. The execution, delivery and performance by the Borrower of this Agreement, the Revolving Credit Notes issued or to be issued and all other Loan Documents have been duly authorized by all necessary corporate action, and do not and will not violate any provision of Law or of the articles of incorporation or by-laws of the Borrower or result in a breach of or constitute a default under any agreement, indenture or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

     Section 5.03. Compliance with Laws and Other Agreements. To the best of its knowledge, the Borrower is in compliance with all Laws and agreements which affect in any material way the Borrower, its assets or the operation of its business and has not received, and has no knowledge of such material non-compliance.

     Section 5.04. Validity of Agreement and Notes. This Agreement, the Revolving Credit Notes issued or to be issued, and each of the other Loan Documents have, or when delivered will be, duly executed and delivered by the Borrower and constitute, valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles affecting creditors' rights generally. Each officer of the Borrower executing this Agreement, the Revolving Credit Notes, and each of the other Loan Documents is duly and properly in office and fully authorized to execute the same.

     Section 5.05. Financial Information. (a) The balance sheet at December 31, 1992, and the statement of income and cash flow of the Borrower for the fiscal year ending on such date, certified by KPMG Peat Marwick, and the balance sheet at September 30, 1993 and the statement of income and cash flow of the Borrower and Philadelphia Suburban Corporation (the Borrower's parent corporation) for the nine month period ended September 30, 1993, included in the quarterly report on Form 10-Q for Philadelphia Suburban Corporation as filed with the Securities and Exchange Commission, copies of all of which have been furnished to Banks, are, including in each case any related schedules and notes appended thereto, complete and correct, and fairly present the financial condition of the Borrower and of Philadelphia Suburban Corporation, and the results of operations, as the case may be, at such dates and for the periods covered thereby, all in accordance with GAAP consistently applied (the 'Financial Statements'). As of the date hereof, there have been no material adverse changes in the Borrower's business, operations, properties or financial condition since September 30, 1993. The Borrower does not know of any fact (other than matters of a general economic or political nature) which materially adversely affects, or, so far as the Borrower can now reasonably foresee, will materially adversely affect, the business, operations, properties or financial position of the Borrower or the performance by the Borrower of its obligations under this Agreement and the other Loan Documents.

     (b) The Borrower has no Bank Indebtedness other than as shown in the Financial Statements and except as shown on Schedule 5.05(b) hereof.

     (c) The Borrower has no 'investments' (as such term is defined under GAAP), whether by stock purchase, capital contribution, loan, advance, purchase of property or otherwise, in any Person, other than as shown in the Financial Statements.

     Section 5.06. The Indenture. The Borrower has made a true, correct and complete copy of the Indenture available for the Banks' inspection.

     Section 5.07. Litigation. Except as disclosed in Schedule 5.07 attached hereto, there is no Material Litigation pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its properties before any Official Body with respect to which either the Borrower has not provided notice of to its insurance carriers or, if so reported, such insurance carriers have denied coverage or have reserved rights as to coverage.

     Section 5.08. Contingent Liabilities. There are no suretyship agreements, guarantees or other contingent liabilities of the Borrower exceeding $500,000 in the aggregate (as of the date hereof and, for the purposes of Section 9.02 hereof, as of the date of delivery to the Bank of each update to Schedule 5.08 as contemplated hereby) that are not disclosed by the Financial Statements mentioned in Section 5.05 or by Schedule 5.08 attached hereto (as updated from time to time).

     Section 5.09 Taxes. The Borrower has filed or caused to be filed all Federal, state, and local tax returns required by Law to have been filed, has paid or caused to be paid all Federal, state, and local taxes, assessments and other governmental charges that are due and payable (unless the same are being contested in good faith), and has reserved funds or made adequate provision for the payment of all Federal, state and local taxes, assessments and other governmental charges accrued but not yet due and payable (or being contested in good faith). The Borrower has no knowledge of any material deficiency or assessment in connection with any Federal, state, or local taxes, assessments or governmental charges not provided for on its books in accordance with GAAP.

     Section 5.10. Encumbrances. The property and assets of the Borrower are not subject to any lien, encumbrance or security interest that has arisen other than in the normal course of business, except for the liens of the Indenture, liens disclosed by Schedule 5.10 attached hereto and liens permitted in Section 6.05 hereof.

     Section 5.11. Consents. No authorization, consent, approval, license, exemption by or filing or registration with any Official Body is or will be necessary to the valid execution, delivery or performance by Borrower of this Agreement, the Notes, or the other Loan Documents except those that have been obtained prior to the date hereof.

     Section 5.12. ERISA.  A copy of the most recent Annual Report (5500 Series
Form) including all attachments thereto as filed with the Internal Revenue Service for each Plan has been provided to the Agent and fairly presents the funding status of each Plan. There has been no material deterioration in any Plan's funding status since the date of such Annual Report. The Borrower has provided the Agent with a list of all Plans and Multiemployer Plans and, at the request of the Agent, all available information with respect to its or any Controlled Group Member's direct, indirect, or potential withdrawal liability to any Multiemployer Plan. Except as specifically disclosed to the Agent, Borrower has no material liability for, and none of Borrower's assets are encumbered in connection with, (A) the failure to satisfy the minimum funding requirements under ERISA or the Code with respect to a Plan (including, without limitation, joint and several liability with a Controlled Group Member for the minimum funding requirement and the excise tax for failure to meet such requirement, any lien for contributions with respect to a Plan which are due and unpaid by the Borrower or a Controlled Group Member, and any security posted by the Borrower to obtain a waiver of the minimum funding requirement), (B) any amendment to a Plan for which security is required to be provided to the Plan pursuant to
Section 307 of ERISA, (C) any PBGC premiums with respect to a Plan which are due and unpaid by the Borrower or a Controlled Group Member, or (D) the termination of a Plan or withdrawal by the Borrower or a Controlled Group Member from any Multiemployer Plan. The PBGC premiums and contributions required to meet the minimum funding requirements of ERISA and the Code for all Plans for the last five plan years prior to the date hereof have not exceeded $2,500,000 on an annual basis. The amount by which the accumulated benefit obligation exceeds the fair value of the Plan assets, as certified to by the Plan's actuary, for any Plan for the last plan year ended prior to the date hereof for which an actuarial report containing such a calculation has been completed did not exceed $10,000 and for all Plans for such plan year did not exceed $20,000. The Borrower agrees not to terminate any Plan without the prior written consent of the Majority Banks.

     Section 5.13. Environmental Matters.

     Except as may be disclosed on Schedule 5.13, to the best of the Borrower's knowledge:

     (a) The Borrower has performed all of its obligations under, has obtained all necessary approvals, permits, authorizations and other consents required by, and is not in material violation of, any Environmental Laws.

     (b) The Borrower has not received any notice, citation, summons, directive, order or other communication, written or oral, from, and the Borrower has no knowledge of the filing or giving of any such notice, citation, summons, directive, order or other communication by, any governmental or quasi-governmental authority or agency or any other Person concerning any material non-compliance with any Environmental Law, including those that relate to the presence, generation, treatment, storage, transportation, transfer, disposal, release or other handling of any Hazardous Materials within, on, from, related to, or affecting any real property owned or occupied by the Borrower.

     (c) The Borrower has not disposed of any Hazardous Material on any of the Borrower's property in violation of any Environmental Laws.

     (d) There are no Hazardous Materials within, on or under any real property owned or occupied by the Borrower that would be material in the sense of non-compliance with any Environmental Laws or liability of the Borrower.

     Section 5.14. Margin Securities. The assets of the Borrower do not include any 'margin securities' within the meaning of Regulations G or U of the Board of Governors of the Federal

Reserve System (12 C.F.R. 207, 221), and the Borrower does not have any present intention of acquiring any margin security.

     Section 5.15. No Untrue Statements. To the best of the Borrower's knowledge, the Loan Documents nor any other document, certificate or statement furnished or to be furnished by the Borrower or by any other party to the Banks in connection herewith contains, or at the time of delivery will contain, any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

                                   ARTICLE VI
                             COVENANTS OF BORROWER

     The Borrower agrees as follows so long as the Revolving Credit Notes shall remain unpaid or the Banks shall have any remaining obligation under the Revolving Credit Commitments, unless the Banks shall otherwise consent in writing:

     Section 6.01. Use of Proceeds. None of the proceeds of any Revolving Credit Loan will be used in violation of any applicable law or regulation (including without limitation, Section [7] of the Securities Exchange Act of 1934, as amended, or Regulations G, T, U or X of the Board of Governors of the Federal Reserve System). The Borrower shall use the proceeds of all Revolving Credit Loans hereunder only for general business purposes, including without limitation, capital expenditures, acquisitions, and other general corporate purposes.

     Section 6.02. Financial Information.

     (a) The Borrower will furnish to each Bank (i) within 45 days after the end of each of the first three fiscal quarters of each fiscal year a Consolidated balance sheet of the Borrower and Subsidiaries as of the end of each such fiscal quarter and statements of income for the period from the beginning of such fiscal year to the end of such fiscal quarter, and (ii) within 90 days after the end of each fiscal year a Consolidated balance sheet of the Borrower and Subsidiaries as of the end of each fiscal year and statements of income, statements of retained earnings and cash flow for such fiscal year. All financial statements will be prepared in accordance with GAAP consistently applied. Annual statements will be certified by KPMG Peat Marwick, or other independent public accountants reasonably acceptable to the Agent, and all other data will be certified by a financial officer of the Borrower. Each quarterly and annual financial statement will be accompanied by a financial covenant checksheet and a certificate of the chief financial officer of the Borrower in the form of Schedule 6.02(a) (i) setting forth as at the end of such quarterly period or fiscal year, as the case may be, the calculations establishing whether or not the Borrower was in compliance with the covenants contained in Section
6.15 and 6.18 hereof, and (ii) stating that no default occurred or is continuing since the date hereof or since the date the last such certificate was delivered pursuant to this Section 6.02 whichever date is later or, if such an event has occurred, disclosing each such event and its nature, when it occurred, whether it is continuing, and the remedial steps being taken by the Borrower with respect to such event.

     (b) The Borrower shall cause to be delivered to each Bank (i) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year a Consolidated balance sheet of Philadelphia Suburban Corporation as of the end of each such fiscal quarter and Consolidated statements of income for the period from the beginning of such fiscal year to the end of such fiscal quarter, and (ii) within 90 days after the end of each fiscal year a Consolidated balance sheet of Philadelphia Suburban Corporation as of the end of each fiscal year and Consolidated statements of income, Consolidated statements of retained earnings and cash flow for such fiscal year. All financial statements will be prepared in accordance with GAAP consistently applied. Annual statements will be certified by KPMG Peat Marwick, or other independent public accountants reasonably acceptable to the Agent.

     (c) The Borrower agrees to furnish to each Bank on or prior to February 15 of each fiscal year, a budgeted balance sheet, income statement and statement of cash flow for the current fiscal year.

     (d) The Borrower agrees to cause Philadelphia Suburban Corporation to furnish to each Bank on or prior to February 15 of each fiscal year, a budget for the current fiscal year.

     (e) The Borrower agrees to furnish and agrees to cause Philadelphia Suburban Corporation to furnish to each Bank within ten days of the filing thereof, copies of all filings made with the Security and Exchange Commission, including, without limitation, copies of all proxy statements, 10-K's, 10-Q's, and 8-K's certified by the chief financial officers of the Borrower and Philadelphia Suburban Corporation.

     (f) If the Borrower fails to furnish the Banks with any of the financial information and certificates with the time limits set forth in this Section 6.02, the Banks shall promptly notify the Borrower, and the Borrower shall provide the information within ten (10) days after it receives the Banks' notice.

     Section 6.03. Insurance. The Borrower will maintain insurance with responsible insurance carriers against fire (with extended coverage), liability and other hazards and risks in amounts at least equal to those set forth in
Schedule 6.03 attached hereto and made a part hereof and, upon request of the Agent, furnish evidence of such insurance.

     Section 6.04. Taxes. The Borrower will pay when due all taxes, assessments and governmental charges imposed upon it or any of its properties or that it is required to withhold and pay over, except where contested in good faith and where adequate reserves have been set aside to the extent required under GAAP.

     Section 6.05. Encumbrances. The Borrower will not create, incur, assume or suffer to exist any mortgage, pledge, lien or other encumbrance of any kind upon, or any security interest in, any of its property or assets, whether now owned or hereafter acquired, except (A) the lien of the Indenture, (B) liens for taxes, assessments and other governmental charges not yet due and payable and liens for such claims being contested in good faith and by appropriate proceedings, (C) liens in connection with workers' compensation, unemployment insurance or other social security obligations, (D) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), statutory obligations, surety or appeal bonds, and other obligations of like nature arising in the ordinary course of business, (E) mechanic's, workman's, materialman's, landlord's, carrier's or other similar liens arising in the ordinary course of business with respect to obligations that are not due or that are being contested in good faith, (F) the encumbrances mentioned in Section
5.10 hereof, (G) purchase money encumbrances on newly-acquired real or personal property, provided that such lien attaches to such property concurrently with or within 90 days after the acquisition thereof, (H) liens existing on properties prior to the time they are acquired by the Borrower, (I) liens represented by interests in property created under leases by the Borrower as lessee, (J) any liens in connection with the issuance of industrial revenue bonds or pollution control bonds, as such liens are permitted under the Indenture and (K) liens of record as of the date hereof in any jurisdiction.

     Section 6.06. Covenants of the Indenture. The Borrower will comply at all times with the covenants contained in the Supplemental Indenture, as such Supplemental Indenture supplements the Indenture, without regard to any amendment of or supplement to the Indenture occurring after April 1, 1993.

     Section 6.07. Corporate Existences; Compliance with Laws. The Borrower shall do all things necessary to maintain, preserve and keep in full force and effect in each jurisdiction in which it conducts business the business existence, licenses, permits, rights, patents, tradenames and franchises of the Borrower. The Borrower will comply, in all material respects, with all Laws and regulations applicable to the operation of its business, noncompliance with which would present a reasonable likelihood of a material adverse effect on the Borrower or its property or operations, and except as contested in good faith.

     Section 6.08. Material Litigation. The Borrower will promptly notify the Banks of the institution of any Material Litigation against the Borrower, which the Borrower has not reported to its insurance carriers, or, if so reported, with respect to which the Borrower's insurance carriers have denied coverage or have reserved rights as to coverage and will promptly advise the Bank of significant developments of record in any Material Litigation previously reported to the Bank except that no notification is required with respect to any Material Litigation which is being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books in accordance with GAAP.

     Section 6.09. Maintenance of Property. The Borrower will maintain, and will cause each Subsidiary to maintain, all of its property in good condition and repair, ordinary wear and tear excepted.

     Section 6.10. Inspection by Bank. The Borrower will permit representatives of the Agent and the Banks to inspect its property and its books and records, and those of each Subsidiary, and to make extracts therefrom at all reasonable times. The Agent and the Banks each agree to keep confidential all information obtained from the Borrower pursuant to this Section which is nonpublic and confidential or proprietary in nature (including any information the Borrower specifically designates as confidential), except as provided below and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby. The Agent and the Banks shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such persons to maintain the confidentiality, (ii) assignees and participants as contemplated by Section 11.08, (iii) to the extent requested by any bank regulatory authority or, with notice to the Borrower, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not subject to confidentiality restrictions, or (v) the Borrower shall have consented to such disclosure.

     Section 6.11. Notice of Events of Default. In the event that any officer of the Borrower becomes aware of any event which constitutes an Event of Default hereunder or would constitute such an Event of Default with notice or passage of time or both, the Borrower shall promptly provide the Banks with a statement by the chief financial officer of the Borrower describing such event and the remedial steps being taken by the Borrower.

     Section 6.12. Compliance with ERISA. Promptly after the Borrower, any Controlled Group Member, or any administrator of a Plan:

          (a) receives the notification referred to in subsections (a), (d), or
     (g) of Section 7.07 hereof,

          (b) has knowledge of (i) the occurrence of a Reportable Event with respect to a Plan, and within 7 days thereafter if the Reportable Event is a failure to meet the minimum funding requirement with respect to a Plan, including failure to pay any contribution when due, and the total unpaid balance of contributions due to such Plan exceeds $1,000,000; (ii) any event which has occurred or any action which has been taken to amend or terminate a Plan as referred to in subsections (b) and (f) of Section 7.07 hereof; (iii) any event which has occurred or any action which has been taken which would constitute a complete withdrawal, partial withdrawal, or result in secondary liability for withdrawal liability payments with respect to a Multiemployer Plan as referred to in subsection (g) of Section
     7.07 hereof; (iv) any action which has been taken in furtherance of, any agreement which has been entered into for, or any petition which has been filed with a United States district court for, the appointment of a trustee for a Plan as referred to in subsection (c) of Section 7.07 hereof; (v) any action to amend a Plan which requires security to be provided to the Plan pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA or (vi) any failure to pay the PBGC premium with respect to a Plan within thirty days of when due, or

          (c) files a notice of intent to terminate a Plan with the Internal Revenue Service or the PBGC; or files with the Internal Revenue Service a request pursuant to Section 412(d) or 412(e) of the Code for a variance from the minimum funding standard or an extension of the period for amortizing unfunded liabilities, respectively, for a Plan; or files a return with the Internal Revenue

     Service with respect to the tax imposed under Section 4971(a) of the Code for failure to meet the minimum funding standards established under Section 412 of the Code for a Plan,

the Borrower will furnish to the Agent a copy of any notice received, request or petition filed, and agreement entered into; the most recent Annual Report (Form 5500 Series) and attachments thereto for the Plan; the most recent actuarial report for the Plan; any notice, return, or materials required to be filed with the Internal Revenue Service, the PBGC or Plan participants and beneficiaries in connection with the event, action, or filing; and a written statement of the President, Treasurer, or chief financial officer of the Borrower describing the event or the action taken and the reasons therefor.

     Section 6.13. Indebtedness. The Borrower will pay or cause to be paid when due (or within applicable grace periods) all Credit Obligations of the Borrower and notify the Agent promptly if any default or event of default occurs and continues unremedied under any indenture, mortgage, loan agreement, or evidence of Credit Obligations to which the Borrower or any Subsidiary is a party or on which any of them or any of their properties is bound. The Borrower shall not, and shall not permit any Subsidiary to, at any time create, incur, assume or suffer to exist any Bank Indebtedness, except the following: (A) Bank Indebtedness under this Agreement or the Notes; (B) Bank Indebtedness existing on the date hereof and listed in Schedule 6.13 attached hereto; and (C) Bank Indebtedness secured by liens or encumbrances permitted under Section 6.05.

     Section 6.14. Judgment, Attachment. The Borrower will promptly notify the Banks if any of the Borrower's or Subsidiaries' assets become subject to any final judgment, attachment or levy in excess of $500,000 which has not been discharged within thirty (30) days from the date such judgment has been entered.

     Section 6.15. Minimum Equity to Capital Ratio. The Borrower shall at all times maintain a Minimum Equity to Capital Ratio of at least thirty-eight percent (38%). Such Ratio shall be tested on a quarterly basis. For purposes hereof 'Minimum Equity to Capital Ratio' shall be defined as the sum of (a) Preferred Stock, Common Stock, Capital Surplus and Retained Earnings (hereafter referred to as 'Proprietary Equity'); divided by the sum of (b) Short Term Funded Debt, Long Term Funded Debt and Proprietary Equity, as determined in accordance with GAAP.

     Section 6.16. Notice of Certain Contingent Liabilities. The Borrower shall, prior to the date of any disbursement to the Borrower hereunder (other than the first disbursement), provide written notice to the Banks of any suretyship agreements, guarantees or other contingent liabilities of the Borrower exceeding $250,000 in a single instance which are not disclosed by the Financial Statements mentioned in Section 5.05 hereof or delivered pursuant to
Section 6.02 hereof or disclosed by Schedule 5.08 hereto (as updated prior to such disbursement). Such notice from the Borrower to the Banks shall be considered to update said Schedule 5.08. In addition to the foregoing, the Borrower shall furnish to the Banks, within 90 days after the end of each fiscal year of the Borrower, an update to Schedule 5.08 hereto disclosing suretyship agreements, guarantees or other contingent liabilities of the Borrower or its Subsidiaries exceeding $500,000 in the aggregate as of the end of such fiscal year that are not disclosed by the financial statements mentioned in Section
5.05 hereof or delivered pursuant to Section 6.02 hereof.

     Section 6.17. Investments. The Borrower shall not, and shall not permit any Subsidiary to, at any time purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) in, or any other interest in, or make any capital contribution to, any other person or entity, or purchase, acquire or own (other than in the ordinary course of business) any asset, tangible or intangible, or agree, become or remain liable to do any of the foregoing, except:

          (a) assets existing on the date hereof;

          (b) the capital stock of a Subsidiary owned on the date hereof;

          (c) other investments made and assets acquired after the date hereof in an amount not exceeding $35,000,000 at any one time, provided, that, no Event of Default (and no event which with the giving of notice or passage of time or both would become an Event of Default) has occurred at the time of the acquisition unless the Borrower has obtained the Banks written consent which consent shall not be unreasonably withheld.

     Section 6.18. Minimum Interest Coverage Ratio. The Borrower shall not permit the Minimum Interest Coverage Ratio to be less than 1.80 to 1.00. For purposes herein, 'Minimum Interest Coverage Ratio' shall mean the ratio of (a) Net Income (before preferred dividends) plus Gross Interest Expense (before reduction for Allowance for Funds Used During Construction) plus Income Taxes to
(b) Gross Interest Expense, all as determined in accordance with GAAP for any four consecutive quarterly fiscal periods of the Borrower (treated as one accounting period). Such Minimum Interest Coverage Ratio shall be tested on a quarterly basis.

     Section 6.19. Compliance with Environmental Laws. The Borrower shall comply, in all material respects, with the Environmental Laws and the Borrower shall not use any property which it owns or occupies to generate, treat, store, transport, transfer, dispose of, release or otherwise handle any Hazardous Material, except in compliance with all Environmental Laws.

     Section 6.20. Fundamental Corporate Changes.

     (a) The Borrower shall not enter into or effect any merger, consolidation, share exchange, division, conversion, reclassification, recapitalization, reorganization or other transaction of like effect, or dissolve; except that if after giving effect thereto no Event of Default would exist, this Section 6.20 shall not apply to any merger or consolidation of the Borrower with any one or more Persons, provided that the Borrower shall be the surviving and continuing Person and provided further that the Banks shall have received thirty (30) days prior written notice thereof;

     (b) Sell, transfer, lease or otherwise dispose of all or (except in the ordinary course of business) any material part of its assets or common stock.

     Section 6.21. Change in Business. The Borrower shall not discontinue any substantial part, or change the nature of, the business of the Borrower, or enter into any new business materially unrelated to the present business conducted by the Borrower.

     Section 6.22 Loans, Advances, Etc. The Borrower shall not make any loans, advances, or any extensions of credit directly or indirectly, or investments to Philadelphia Suburban Corporation, any Affiliate or Person, in an amount not to exceed $1,000,000 without first obtaining the prior written approval of the Majority Banks, other than Subsidiaries of the Borrower; provided that such Subsidiary or Subsidiaries joins in this Agreement as a borrower jointly and severally liable hereunder.

                                  ARTICLE VII
                                    DEFAULT

     Each of the following is an Event of Default:

     Section 7.01. Payment of Principal. If the Borrower shall fail to pay any principal of any Revolving Credit Loans as and when due (whether at maturity, by reason of acceleration or notice of prepayment or otherwise).

     Section 7.02. Payment of other Obligations. If Borrower shall fail to pay Interest, any Commitment Fee or any other amount due hereunder as and when due and such failure shall have continued for a period of five (5) Business Days after receipt by the Borrower of either oral or written notice of such default from the Agent.

     Section 7.03. Performance Obligations. f the Borrower defaults in the observance or performance of:

          (i) any term, covenant, condition or agreement contained in Sections 6.01, 6.02, 6.05, 6.07 (insofar as such Section relates to the preservation of the business existence of the Borrower), 6.11, 6.13, 6.15, 6.16, 6.17, 6.18, 6.20 and 6.21; or

          (ii) any term, covenant, condition or agreement or any other obligation to be performed under the Revolving Credit Notes or this Agreement, including, without limitation, the Borrower's covenants under
     Article VI hereof (other than a term, covenant, condition or agreement a default in the performance or observance of which is specifically dealt with elsewhere in this Article), and such failure continues for thirty (30) days after receipt of written notice thereof from the Agent.

     Section 7.04. Representations and Warranties. If any financial statement or any representation or warranty of the Borrower in this Agreement, any other Loan Documents, or in any document, instrument or statement delivered to the Agent and the Banks in connection with this Agreement shall at the time made be false or incorrect, in any material respect.

     Section 7.05. Bankruptcy and Insolvency. If any proceeding under the Bankruptcy Code or any Law of the United States or of any state relating to insolvency, receivership, reorganization or debt adjustment is instituted by the Borrower or any Subsidiary as debtor or if such a proceeding is instituted against the Borrower or any Subsidiary as debtor and is consented to by the respondent or remains undismissed for thirty (30) days, or if the Borrower or any Subsidiary is adjudicated a bankruptcy, or a trustee or receiver is appointed for any substantial part of its property, or if the Borrower or any Subsidiary makes an assignment for the benefit of creditors or becomes unable generally to pay, or admits in writing its inability to pay, its debts as they mature.

     Section 7.06. Failure to Pay Any Credit Obligation. If the Borrower shall fail to pay when due any Credit Obligation, and such failure shall continue beyond any applicable grace period, or the Borrower shall suffer to exist any default or event of default in the performance or observance, subject to any applicable grace period, of any agreement, term, condition or covenant with respect to any other Credit Obligation, and in either case such default results in the borrowings thereunder becoming due and payable prior to the date on which they would otherwise be due and payable; provided, however, that if such failure or default shall be cured and waived in writing by the holders of such Credit Obligations or by the holders of a specified percentage thereof entitled to so waive, and the acceleration of the maturity of such Credit Obligations shall be rescinded, then the default hereunder by reason thereof shall be deemed to have been cured and waived.

     Section 7.07. Certain Employee Plan Liability. One or more of the events set forth in subsections (a) through (i) below shall have occurred and the liabilities resulting therefrom, individually or in the aggregate, would cause a material decline in the business operations or financial condition of the
Borrower:

          (a) The PBGC notifies a Plan pursuant to Section 4042 of ERISA by service of a complaint, threat of filing a law suit, or otherwise of its determination that an event described in Section 4042(a) of ERISA has occurred, a Plan should be terminated, or a trustee should be appointed for a Plan; or

          (b) Any action is taken to terminate a Plan pursuant to its provisions or the plan administrator files with the PBGC a notice of intent to terminate a Plan in accordance with Section 4041 of ERISA; or

          (c) Any action is taken by a plan administrator to have a trustee appointed for a Plan pursuant to Section 4042 of ERISA; or

          (d) A return is filed with the Internal Revenue Service, or a Plan is notified by the Secretary of the Treasury that a notice of deficiency under
     Section 6212 of the Code has been mailed, with respect to the tax imposed under Section 4971(a) of the Code for failure to meet the minimum funding standards established under Section 412 of the Code; or

          (e) A Reportable Event occurs with respect to a Plan; or

          (f) Any action is taken to amend a Plan to become an employee benefit plan described in Section 4021(b)(1) of ERISA, causing a Plan termination under Section 4041(e) of ERISA; or

          (g) The Borrower or any Controlled Group Member receives a notice of liability or demand for payment on account of complete withdrawal under
     Section 4203 of ERISA, partial withdrawal under Section 4205 of ERISA or on account of becoming secondarily liable for withdrawal liability payments under Section 4204 of ERISA (sale of assets);

          (h) The assets of the Borrower or any Controlled Group Member are encumbered as a result of security provided to a Plan pursuant to Section 412 of the Code or Section 306 of ERISA in connection with a request for a minimum funding waiver or extension of the amortization period, or pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA as a result of a Plan amendment; or

          (i) The Borrower or a Controlled Group Member fails to pay the PBGC premium with respect to a Plan when due and it remains unpaid for more than 30 days thereafter.

     Section 7.08. Judgments. A final judgment or judgments is entered, or an order or orders of any judicial authority or governmental entity is issued against the Borrower (such judgment(s) and order(s) hereinafter collectively referred to as 'Judgment') (i) for payment of money, which Judgment, in the aggregate, exceeds Five Hundred Thousand Dollars ($500,000.00) outstanding at any one time and which judgment shall continue undischarged for thirty (30) days; or (ii) for injunctive or declaratory relief which would have a material adverse effect on the ability of the Borrower to conduct its business, and such Judgment is not discharged or execution thereon or enforcement thereof stayed pending appeal, within thirty (30) days after entry or issuance thereof, or, in the event of such a stay, such Judgment is not discharged within thirty (30) days after such stay expires.

     Section 7.09. Agreements Invalid. The validity, binding nature of, or enforceability of any material term or provision of any of the Loan Documents is disputed by, on behalf of, or in the right or name of the Borrower or any material term or provision of any such Loan Document is found or declared to be invalid, avoidable, or non-enforceable by any court of competent jurisdiction.

                                  ARTICLE VIII
                              REMEDIES OF THE BANK

     Section 8.01. Termination, of Commitment; Acceleration.

     (a) If an Event of Default specified under Sections 7.01 through 7.04 and Sections 7.06 through 7.09 hereof shall occur and be continuing, the Banks shall be under no further obligation to make Revolving Credit Loans hereunder and the Agent may, and upon the request of the Majority Banks, shall by written notice to the Borrower, declare the unpaid principal amount of the Revolving Credit Notes then outstanding and all interest accrued thereon, any unpaid fees and all other indebtedness of the Borrower to the Banks hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Agent for the benefit of each Bank without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived; and

     (b) If an Event of Default specified under Section 7.05 hereof shall occur the Banks shall be under no further obligations to make Revolving Credit Loans hereunder and the unpaid principal amount of the Revolving Credit Notes then outstanding and all interest accrued thereon, any unpaid fees and all other indebtedness of the Borrower to the Banks hereunder and thereunder shall automatically be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

     (c) If an Event of Default shall occur and be continuing, any Bank to whom any obligation is owed by the Borrower hereunder or under any other Loan Document or any participant of such Bank which has agreed in writing to be bound by the provisions of Section 10.13 hereof and any branch, subsidiary or affiliate of such Bank or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to the Borrower, to set-off against and apply to the then unpaid balance of all the Revolving Credit Loans and all other obligations of the Borrower hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrower by such Bank or participant or by such branch, subsidiary or affiliate, including, without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower for its own account (but not including funds held in custodian or trust accounts) with such Bank or participant or such branch, subsidiary or affiliate. Such right shall exist whether or not any Bank or the Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrower is or are matured or unmatured and regardless of the existence or adequacy of security, right or remedy available to any Bank or the Agent; and

     (d) If an Event of Default shall occur and be continuing, and whether or not the Agent shall have accelerated the maturity of Revolving Credit Loans of the Borrower pursuant to any of the foregoing provisions of this Section 8.01, the Agent or any Bank, if owed any amount with respect to the Revolving Credit Notes, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenants or agreement contained in this Agreement or the Revolving Credit Notes; and

     (e) From and after the date on which the Agent has taken any action pursuant to this Section 8.01 and until all obligations of the Borrower have been paid in full, any and all proceeds received by the Agent, shall be applied as follows:

          (i) first, to reimburse the Agent and the Banks for reasonable out-of-pocket costs, expenses and disbursements, including without limitation reasonable attorneys' fees and legal expenses, incurred by the Agent or the Banks in connection with collection of any obligations of the Borrower under any of the Loan Documents; and

          (ii) second, to the repayment of all Indebtedness then due and unpaid of the Borrower to the Agent and the Banks incurred under this Agreement or any of the Loan Documents, in the following order of priority: first: for the payment of all accrued interest, second: for the payment of all outstanding principal; and third: for the payment of all other fees, expenses and other similar expenditures.

                                   ARTICLE IX
                             CONDITIONS OF LENDING

     Section 9.01. Conditions Precedent to the First Disbursement. The obligation of the Banks to make the first disbursement hereunder is subject to receipt by the Agent of the following, all of which shall be in form and substance satisfactory to the Agent and the Banks:

     (a) All Loan Documents duly executed and delivered by the Borrower and payment of any applicable fees.

     (b) A certificate in form and substance satisfactory to the Agent and the Banks, dated the Closing Date and signed on behalf of the Borrower by the Secretary or an Assistant Secretary of the Borrower, certifying as to (i) true copies of the articles of incorporation and bylaws of the Borrower as in effect on such date, (ii) true copies of all corporate action taken by the Borrower relative to this Agreement, the Notes, and the other Loan Documents, including but not limited to that described in Section 5.02 hereof, and (iii) the names, true signatures and incumbency of the officer or officers of the Borrower authorized to execute and deliver this Agreement, the Notes, and the other Loan Documents. The Agent and the Banks may conclusively rely on such certificate unless and until a later certificate revising the prior certificate has been furnished to the Agent and the Banks.

     (c) A favorable opinion of counsel for the Borrower as to the due execution, delivery, validity and enforceability of this Agreement, the Notes, and the other Loan Documents and such other matters as the Agent and the Banks may reasonably request.

     (d) A copy of the Supplemental Indenture which is certified by the Borrower to be a true, correct and complete copy.

     (e) A copy of each and every authorization, permit, consent, and approval of and other action by, and notice to and filing with, every governmental authority and regulatory body which is required to be obtained or made by the Borrower for the due execution, delivery and performance of this Agreement and the other Loan Documents, including without limitation, proof of registration by the Pennsylvania Public Utility Commission of a securities certificate relating to the transactions contemplated by this Agreement and the Notes.

     Section 9.02. Conditions Precedent to All Disbursements. The obligation of the Banks to make any disbursement hereunder (including the first disbursement) is subject to the further conditions precedent that:

     (a) The representations and warranties contained in Article V hereof shall be correct and accurate on and as of the date of any such disbursement as though made on and as of that date except to the extent that any such representation or warranty expressly relates to facts or circumstances prevailing on a fixed date (including the date hereof).

     (b) No Event of Default shall have occurred and be continuing or will result from the making of such disbursement, and no event shall have occurred and be continuing, or condition exist, or result from the making of such disbursement, which with notice or lapse of time or both would, if unremedied, be an Event of Default.

                                   ARTICLE X
                                   THE AGENT

     Section 10.01. Appointment. Each Bank hereby irrevocably designates, appoints and authorizes Mellon Bank, N.A. to act as Agent for such Bank under this Agreement and to execute and deliver or accept on behalf of each of the Banks the other Loan Documents. Each Bank hereby irrevocably authorizes, and each holder of any Revolving Credit Note by the acceptance of a Revolving Credit Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto or the accomplishment thereof. Mellon Bank, N.A. agrees to act as the Agent on behalf of the Banks to the extent provided in this Agreement.

     Section 10.02. Delegation of Duties. The Agent may perform any of its duties hereunder by or through agents or employees (provided such delegation does not constitute a relinquishment of its duties as Agent) and, subject to Sections 10.05 and 10.06 hereof, shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts selected by it concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained.

     Section 10.03. Nature of Duties; Independent Credit Investigation. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Bank; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein. Each Bank expressly acknowledges (i) that the Agent has not made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Bank; (ii) that it has made and will continue to make, without reliance upon the Agent, its own independent investigation and appraisal of the financial condition and affair and the creditworthiness of the Borrower in connection with this Agreement and the making and continuance of the Revolving Credit Loans hereunder; and (iii) except as expressly provided herein, that the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of any Revolving Credit Loan or at any time or times thereafter.

     Section 10.04. Actions in Discretion of Agent; Instructions from the
Banks. The Agent agrees, upon the written request of the Majority Banks, to take or refrain from taking any action of the type specified as being within the Agent's rights, powers or discretion herein, provided that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable Law. In the absence of a request by the Majority Banks, the Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Majority Banks or all of the Banks. Any act or failure to act pursuant to such instructions or discretion shall be binding on the Banks, subject to Section 10.06 hereof. Subject to the provisions of Section 10.06, no Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or failing to act hereunder in accordance with the instructions of the Majority Banks, or in the absence of such instructions, in the absolute discretion of the Agent.

     Section 10.05. Reimbursement and Indemnification of Agent by the
Borrower. The Borrower agrees to pay to or reimburse the Agent and save the Agent harmless against (a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including but not limited to fees and expenses of counsel, appraisers and environmental consultants, incurred by the Agent (i) in connection with the development, negotiation, preparation, printing, execution, administration, syndication, interpretation and performance of this Agreement, and the Loan Documents subject to written agreements with the Agent, (ii) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (iii) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (iv) in any workout, restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and
(b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Agent's gross negligence or willful misconduct, or if Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at their expense, or if the same results from a compromise or settlement agreement entered into without the consent of the Borrower. In addition, the Borrower agrees to reimburse and pay all reasonable out-of-pocket expenses of the Agent's regular employees and agents engaged periodically to perform audits of the Borrower's books, records and business properties.

     Section 10.06. Exculpatory Provisions. Neither the Agent nor any of its directors, officers, employees, agents, attorneys or affiliates shall (a) be liable to any Bank for any act or failure to act by it or them hereunder, or in connection herewith including without limitation pursuant to any Loan Document, unless caused by its or their own gross negligence or willful misconduct, (b) be responsible in any manner to any of the Banks for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents or (c) be under any obligation to any of the Banks to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of Borrower, or the financial condition of the Borrower, or the existence or possible existence of any Event of Default. Neither the Agent nor any Bank nor any of their respective directors, officers, employees, agents, attorneys or affiliates shall be liable to the Borrower for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Revolving Credit Loans or any of the Loan Documents.

     Section 10.07. Reimbursement and Indemnification of Agent by Banks. Each Bank agrees to reimburse and indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) in proportion to its Ratable Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs expenses or disbursements
(a) if the same results from the Agent's gross negligence or willful misconduct, or (b) if such Bank was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense, or (c) if the same results from a compromise and settlement agreement entered into without the consent of such Bank. In addition, each Bank agrees promptly upon demand to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) in proportion to its Ratable Share for all amounts due and payable by the Borrower to the Agent in connection with the Agent's periodic audit of each Borrower's books, records and business properties.

     Section 10.08. Reliance by Agent. The Agent shall be entitled to rely upon any writing, telegram, telex or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and opinions of counsel and other professional advisers selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

     Section 10.09. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default unless it has actual knowledge thereof or the Agent has received written notice from a Bank or the Borrower referring to this Agreement, describing such Event of Default and stating that such notice is a 'notice of default.'

     Section 10.10. Notices. The Agent shall send to each Bank a copy of all notices received from the Borrower pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof.

     Section 10.11. Banks in Their Individual Capacities. With respect to its Revolving Credit Commitments and the Revolving Credit Loans made by it, the Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Agent, and the term 'Banks' shall, unless the context otherwise indicates, include the Agent in its individual capacity. Mellon Bank, N.A. and its affiliates and each of the Banks and their respective affiliates may, without liability, except as prohibited herein, make Revolving Credit Loans to, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking or trust business with, the Borrower and its affiliates, in the case of the Agent, as though it were not acting as Agent hereunder and in the case of each Bank as though such Bank were not a Bank hereunder.

     Section 10.12. Holders of Revolving Credit Notes. The Agent may deem and treat any payee of any Revolving Credit Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Revolving Credit Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Revolving Credit Note or of any Revolving Credit Note or Revolving Credit Notes issued in exchange therefor.

     Section 10.13. Equalization of Banks. The Banks and the holders of any participations in any Revolving Credit Notes agree among themselves that, with respect to all amounts received by any Bank or any such holder for application on any obligation hereunder or under any Revolving Credit Note or under any other Loan Document or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker's lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Banks and such holders in proportion to their interests in payments under the Revolving Credit Notes, except as otherwise provided in Sections 4.04 or 4.07 hereof. The Banks or any such holder receiving any such amount shall purchase for cash from each of the other Banks an interest in such Bank's Revolving Credit Loans in such amount as shall result in a ratable participation by the Banks and each such holder in the aggregate unpaid amount under the Revolving Credit Notes, provided that if all or any portion of such excess amount is thereafter recovered from the Bank or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Bank or the holder making such purchase.

     Section 10.14. Successor Agent. The Agent may resign at any time as Agent by giving written notice to the Borrower and the Banks, not less than thirty
(30) days prior to the effective date of such resignation. If the Agent shall resign under this Agreement, then either (a) the Majority Banks shall appoint from among the Banks a successor agent for the Banks within the thirty (30) day period following the Agent's notice to the Banks of its resignation, or (b) the Agent shall appoint, with the consent of the Borrower, such consent not to be unreasonably withheld, a successor agent who shall serve as Agent until such time as the Majority Banks appoint, a successor agent. Upon its appointment pursuant to either clause (a) or (b) above, such successor agent shall succeed to the rights, powers and duties of the Agent and the term 'Agent' shall mean such successor agent, effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Article X shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

     Section 10.15. Availability of Funds. Unless the Agent shall have been notified by a Bank prior to the date upon which a Loan is to be made that such Bank does not intend to make available to the Agent such Bank's portion of such Loan, the Agent may assume that such Bank has made or will make such proceeds available to the Agent on such date and the Agent may, in reliance upon such assumption (but shall not be obligated to), make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith upon such demand from the Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on the date the Agent recovers such amount, at a rate per annum equal to the applicable interest rate in respect of the Loan.

     Section 10.16. Calculations. In the absence of gross negligence or willful misconduct, the Agent shall not be liable for any error in computing the amount payable to any Bank whether in respect of the Loans, fees or any other amounts due to the Banks under this Agreement. In the event an error in computing any amount payable to any Bank is made, the Agent, the Borrower and each affected Bank shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation thereof will be calculated at the Federal Funds Effective Rate.

     Section 10.17. Beneficiaries. The provisions of this Article X are for the benefit of the Agent and the Banks, and except as expressly provided herein, the Borrower shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower.

                                   ARTICLE XI
                                 MISCELLANEOUS

     Section 11.01. Modifications, Amendments or Waivers. With the written consent of the Majority Banks, the Agent, acting on behalf of all the Banks, and the Borrower may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Banks or the Borrower hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the obligations of the Borrower hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Banks; provided, that, without the written consent of all the Banks, no such agreement, waiver or consent may be made which will:

     (a) Reduce the amount of the Commitment Fee or any other fees payable to any Bank hereunder, extend the Revolving Credit Commitment Termination Date, increase the Commitment amount with respect to any Bank, or amend Sections [4.10 (Pro Rata Treatment of Banks)], [10.06] (Exculpatory provisions) and [10.13] (Equalization of Banks) hereof;

     (b) Whether or not any Revolving Credit Loans are outstanding, extend the time for payment of principal or interest of any Revolving Credit Loan, or reduce the principal amount of or the rate of interest borne by any Revolving Credit Loan, or otherwise affect the terms of payment of the principal of or interest of any Loan;

     (c) Amend this Section 11.01, change the definition of Majority Banks or change any requirement providing for the Banks or the Majority Banks to authorize the taking of any action hereunder; or

     (d) Except for sales of assets permitted herein, release any collateral or other security (if any), for the Borrower's obligations hereunder.

     Section 11.02. No Waiver; Cumulative Remedies. No failure or delay on the part of the Agent or any Bank in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law.

     Section 11.03. Costs, Expenses and Attorneys' Fees. If the transactions contemplated by this Agreement and the other Loan Documents are not fully consummated due to the fault of the Borrower, the Borrower shall promptly pay (or reimburse, as the Agent may elect) all reasonable costs and expenses which the Agent has incurred or may hereafter incur in connection with the negotiation, preparation, reproduction, interpretation and enforcement of this Agreement and the other Loan Documents, the collection of all amounts due hereunder and thereunder, and any amendment, modification, consent or waiver which may be hereafter requested by the Borrower or otherwise required. Such costs and expenses shall include the reasonable fees and disbursements of counsel to the Agent, the costs of appraisal fees, searches of public records, costs of filing and recording documents with public offices, and similar costs and expenses incurred by the Agent. Upon the occurrence of an Event of Default, such costs shall also include the reasonable fees of any accountants, consultants or other professionals retained by the Agent and the Banks directly related hereto. The Borrower's reimbursement obligations under this Section shall survive any termination of this Agreement.

     Section 11.04. Governing Law. This Agreement and the Notes shall be governed in all respects by the law of the Commonwealth of Pennsylvania and for all purposes shall be construed in accordance with such law.

     Section 11.05. Headings. Article and Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

     Section 11.06. Exhibits. All exhibits attached hereto are hereby made a part hereof.

     Section 11.07. Amendments and Waivers. The Banks and the Borrower may from time to time enter into agreements amending, modifying or supplementing this Agreement or the Notes or any other documents or instruments pursuant to or in connection herewith or changing the rights of the Banks or of the Borrower hereunder or thereunder, and the Banks may from time to time grant waivers or consents to a departure from the due performance of the obligations of the Borrower hereunder or thereunder. Any such agreement, waiver or consent must be in writing and shall be effective only to the extent specifically set forth in such writing. In the case of any such waiver or consent relating to any provision hereof, any Event of Default so waived or consented to shall be deemed to be cured and not continuing, but no such waiver or consent shall extend to any other or subsequent Event of Default or impair any right consequent thereto.

     Section 11.08. Successors and Assigns; Participations. This Agreement shall be binding upon and inure to the benefit of the Banks, the Borrower and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder without the prior written consent of the Agent and Banks. Each Bank may, at its own cost, make assignments of or sell participations in all or any part of its Revolving Credit Commitment and the Loans made by it to one or more banks or other entities, subject to the consent of the Borrower and the Agent with respect to any assignees, such consent not to be unreasonably withheld, and provided that no assignment or participation shall be made in amounts less than $5,000,000 and further provided that with respect to any assignment each assigning Bank agrees to pay to Agent a servicing fee of $2,000 payment on or prior to the date of assignment. In the case of an assignment, upon receipt by the Agent of the Assignment and Assumption Agreement in the form set forth in Exhibit 11.08 hereof and the $2,000 service fee, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Bank hereunder, the Commitments in Section 2.01 and Schedule 1.01(a) shall be adjusted accordingly, and upon surrender of any Note subject to such assignment, the Borrower shall execute and deliver a new Note to the assignee in an amount equal to the amount of the Revolving Credit Commitment assumed by it and a new Revolving Credit Note to the assigning Bank in an amount equal to the Revolving Credit Commitment retained by it hereunder. In the case of a participation, the participant shall only have the rights specified in
Section 8.01(C) (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating to changes of the type referenced in clauses
(A), (B), or (C) under Section 11.01 hereof), all of such Bank's obligations under this Agreement or any other Loan Document shall remain unchanged and all amounts payable by the Borrower hereunder or thereunder shall be determined as if such Bank had not sold such participation.

     Section 11.09. Records. The unpaid principal amount of the Notes, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount, the duration of such applicability, the Revolving Credit Commitments and the accrued and unpaid Commitment Fee shall at all times be ascertained from the records of the Agent, which shall be conclusive absent manifest error.

     Section 11.10. Judicial Proceedings. Each party to this Agreement agrees that any suit, action or proceeding, whether claim or counterclaim, brought or instituted by any party hereto or any successor or assign of any party, on or with respect to this Agreement or any of the other Loan Documents or the dealings of the parties with respect hereto, or thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. Further, except as otherwise provided herein, each party waives any right it may have to claim or recover, in any such suit, action or proceeding, any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. THE BORROWER ACKNOWLEDGES AND AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND THAT THE BANKS WOULD NOT EXTEND CREDIT TO THE BORROWER IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS AGREEMENT.

     Section 11.11. Consent to Jurisdiction and Service of Process. The Borrower irrevocably appoints each and every financial or executive officer of the Borrower as its attorneys upon whom may be served, by regular or certified mail at the address set forth in Section [11.12] hereof, any notice, process or pleading in any action or proceeding against it arising out of or in connection with this Agreement or any of the other Loan Documents; and the Borrower hereby consents that any action or proceeding against it be commenced and maintained in any court within the Commonwealth of Pennsylvania or in the United States District Court for the Eastern District of Pennsylvania by service of process on any such officer; and the Borrower agrees that the courts of the Commonwealth of Pennsylvania and the United States District Court for the Eastern District of Pennsylvania shall have jurisdiction with respect to the subject matter hereof and the person of the Borrower and the collateral, if any. Notwithstanding the foregoing, the Agent and the Banks, in their absolute discretion may also initiate proceedings in the courts of any other jurisdiction in which the Borrower may be found or in which any of its properties may be located.

     Section 11.12. Notices. All notices, requests, demands, directions and other communications (collectively, 'notices') given to or made upon any party hereto under the provisions of this Agreement shall be by telephone or in writing (including telex or facsimile communication) unless otherwise expressly permitted hereunder and shall be delivered or sent by telex or facsimile to the respective parties at the addresses and numbers set forth under their respective names on the signature pages hereof or in accordance with any subsequent unrevoked written direction from any party to the others. All notices shall, except as otherwise expressly herein provided, be effective (a) in the case of telex or facsimile, when received, (b) in the case of hand-delivered notice, when hand delivered, (c) in the case of telephone, when telephoned, provided, however, that in order to be effective, telephonic notices must be confirmed in writing no later than the next day by letter, facsimile or telex, (d) if given by mail, four (4) days after such communication is deposited in the mails with first class postage prepaid, return receipt requested, and (e) if given by any other means (including by air courier), when delivered; provided, that notices to the Agent shall not be effective until received. Any Bank giving any notice to the Borrower shall simultaneously send a copy thereof to the Agent, and the Agent shall promptly notify the other Banks of the receipt by it of any such notice.

     Section 11.13. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, or caused it to be executed by their duly authorized officers in several counterparts, all as of the date first above written.

ATTEST:                                                 PHILADELPHIA SUBURBAN WATER COMPANY

By: Patricia M. Mycek                                   By: Michael P. Graham
Name: Patricia M. Mycek                                 Name: Michael P. Graham

Title: Corporate Secretary                              Title: Senior Vice President --
                                                               Finance & Treasurer
                                                        Address: 762 Lancaster Avenue
                                                                 Bryn Mawr, PA 19010
                                                        Tel. No: (610) 645-1087
                                                        Telecopy: 610) 645-1061
                                                        MELLON BANK, N.A.
                                                        By: Frank P. Mohapp
                                                        Name: Frank P. Mohapp
                                                        Title: Vice President
                                                        Address: Plymouth Meeting Executive Campus
                                                                 610 West Germantown Pike,
                                                                 Suite 200
                                                                 Plymouth Meeting, PA 19462
                                                        Tel. No: (610) 941-4188
                                                        Telecopy: (610) 941-4136
                                                        PNC BANK, NATIONAL ASSOCIATION
                                                        By: Orlando Esposito
                                                        Name: Orlando Esposito
                                                        Title: Vice President
                                                        Address: Valley Forge Regional
                                                                 Banking Center
                                                                 Suite 200
                                                                 1000 Westlakes Drive
                                                                 Berwyn, PA 19312
                                                        Tel. No: (610) 640-4900
                                                        Telecopy: (610) 640-4914

                                                        FIRST FIDELITY BANK, NATIONAL ASSOCIATION
                                                        By: Thomas J. Saunders
                                                        Name: Thomas J. Saunders
                                                        Title: Vice President
                                                        Address: 123 South Broad Street
                                                                 PMB010
                                                                 Philadelphia, PA 19109-1199
                                                        Tel. No: (215) 985-3575
                                                        Telecopy: (215) 985-3719
                                                        MERIDIAN BANK
                                                        By: Patrick B. Trainor
                                                        Name: Patrick B. Trainor
                                                        Title: Assistant Vice President
                                                        Address: Corporate Banking Department
                                                        One Liberty Place
                                                        Suite 3600
                                                        Philadelphia, PA 19103
                                                        Mailing Address: Corporate Banking Department
                                                                         OL3620
                                                                         P.O. Box 7588
                                                                         Philadelphia, PA 19103
                                                        Tel. No: (215) 854-3778
                                                        Telecopy: (215) 854-3774

                                                                SCHEDULE 1.01(A)

                                                                                 AMOUNT OF COMMITMENT
                                                                                 FOR REVOLVING CREDIT
           NAME AND ADDRESS OF BANK                                                      LOANS              PERCENTAGES
           ------------------------------------------------------------------  -------------------------  ---------------
1.         Mellon Bank, N.A.                                                        $    19,000,000            63 1/3%

           Plymouth Meeting Executive Campus
           610 West Germantown Pike
           Suite 200
           Plymouth Meeting, PA 19462
           Attn: Mr. Frank P. Mohapp Vice President
           Tel: (610) 941-4188
           Fax: (610) 941-4136
           Mellon Bank, N.A.
           Attn: Loan Administration,
                  Flossie Bowers
           Mellon Independence Center
           199-5220
           701 Market Street
           Philadelphia, PA 19106
           Tel: (215) 553-3414
           Fax: (215) 553-4789 or
                (215) 553-1016
2.         PNC Bank, National Association                                           $     4,000,000            13 1/3%
           Valley Forge Regional Banking Center
           Suite 200
           1000 Westlakes Drive
           Berwyn, PA 19312
3.         First Fidelity Bank, National Association                                $     4,000,000            13 1/3%
           123 South Broad Street
           PMB010
           Philadelphia, PA 19101-1199
4.         Meridian Bank                                                            $     3,000,000                 10%
           Corporate Banking Department
           OL3620
           P.O. Box 7588
           Philadelphia, PA 19101
                                                                               -------------------------         -----
           TOTAL REVOLVING CREDIT COMMITMENTS:                                      $    30,000,000               100%
                                                                               -------------------------         -----
                                                                               -------------------------         -----

                                                               SCHEDULE 5.05 (B)

                     ADDITIONAL EXISTING BANK INDEBTEDNESS

     A. $1,000,000 discretionary line of credit facility between Mellon Bank, N.A. and Philadelphia Suburban Water Company. Loan balance at February 28, 1994 is $120,000.

     B. Also, see Schedule 5.08.

                                                                   SCHEDULE 5.07

                              MATERIAL LITIGATION

     A. Such litigation which is being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books in accordance with GAAP.

     B. See the description of two cases involving a warehouse fire in Newark, New Jersey described on Schedule 5.13(C) and (D). Notice of the Frigid case was provided to PSWC's insurance carrier and the carrier has indicated an intention to reserve its rights with respect to coverage for this claim.

                                                                   SCHEDULE 5.08

                             CONTINGENT LIABILITIES

     A. Operating lease between LMV Leasing, Inc. and Philadelphia Suburban Water Company for automobiles and other equipment through 1997. During the next four years, $1,191,000 of future minimum lease payments are due: $768,000 in 1994, $314,000 in 1995, $108,000 in 1996, and $1,000 in 1997.

     B. Suretyship agreements in the amount of $4,137,461.00 as of March 17, 1994. The major portion of this amount, $3,352,961, arises from the bonding requirements under the Pennsylvania Residual Waste Regulations relating to the future closure of landfills used to dispose of water treatment plant sludge. The balance of the surety bonds support various licenses, permits and condemnations.

     C. Agreements for the purchase of water are maintained with Chester Water Authority and Bucks County Water and Sewer Authority. The agreements stipulate purchases of minimum quantities of water to the year 2017. As of December 31, 1993, the estimated annual commitments related to such purchases total approximately $2,637,000 through 1998.

     D. In the normal course of business, after PSWC performs excavation work in various highways in order to access water mains and other underground facilities, PSWC is required by township and state permits to restore the excavated area.

                                                                   SCHEDULE 5.10

                                  ENCUMBRANCES

     None.

                                                                   SCHEDULE 5.13

                             ENVIRONMENTAL MATTERS

     A. In its water treatment process, PSWC uses chemicals, including chlorine, caustic soda and sodium chlorite, which are listed as hazardous substances. These chemicals are, in all material respects, stored and used at PSWC's plants and facilities in accordance with the Environmental Laws.

     B. PSWC operates a central laboratory at its Bryn Mawr facility for analysis of drinking water samples. To perform required analyses, PSWC maintains small quantities of solvents, reagents and chemical standards, some of which are listed as hazardous substances. These materials, in all material respects, are stored and used in compliance with the Environmental Laws.

     C. By letter dated March 4, 1992, the New Jersey Department of Environmental Protection and Energy ('DEPE') advised PSWC and over 70 other entities of a pending arbitration proceeding involving a company named 'Frigid, Inc.' and the New Jersey Spill Compensation Fund (the 'Spill Fund'). The arbitration involves Frigid's claim to recover damages totaling $2,500,000 allegedly resulting from a fire on April 11, 1983 in a warehouse near Frigid's facility. During the fire, hazardous substances were allegedly discharged from the burning warehouse. DEPE has informed PSWC that it believes that some materials from PSWC may have been transported to and stored at the warehouse where the fire occurred. DEPE has identified PSWC and the other 70 entities as potentially responsible parties. Under New Jersey law, a party who is in any way responsible for a hazardous substance discharge may be strictly liable and jointly and severally liable for the cost of clean-up. The arbitration will not address PSWC's liability, but only whether Frigid can recover from the Spill Fund. The arbitration is scheduled for March, 1994 and the DEPE and certain of the potentially responsible parties are expected to contest the amount and validity of Frigid's claim. If Frigid is successful in its claim, the DEPE would likely seek to recover from the potentially responsible parties the amount paid from the Spill Fund. Frigid, Inc./Enertron Industries, Inc. Arbitration.

     D. During the week of March 6, 1994, PSWC was advised by an outside party that the State of New Jersey had instituted a separate action in the Superior Court of Essex County seeking reimbursement of the costs incurred by the State as a result of warehouse fire mentioned in the Frigid summary above. PSWC was advised, but has not been able to confirm, that the State of New Jersey is seeking reimbursement for approximately $3.5 million dollars. PSWC believes that it has been named as a defendant along with approximately 100 other entities. As of March 15, 1994, PSWC had not been served with this Complaint. State of New Jersey, Department of Environmental Protection and Energy v. Signo Trading International.

Note: A general description of Environmental Matters is included as a portion of the Annual Report on Form 10-K prepared each year for Philadelphia Suburban Corporation.

                                                                   SCHEDULE 6.03

                                   INSURANCE

                AMOUNT                                  COVERAGE
- ---------------------------------------  ---------------------------------------
           GENERAL LIABILITY                           $1,000,000
                                                  combined single limit
          UMBRELLA LIABILITY                           $12,500,000
                                                  combined single limit
               PROPERTY                                $10,000,000

                                                                   SCHEDULE 6.13

                          BANK INDEBTEDNESS PERMITTED

     A. $1,000,000 discretionary line of credit facility between Mellon Bank, N.A. and Philadelphia Suburban Water Company.

     B. Credit Facility with Mellon Bank, N.A. for up to $3,000,000 in Letters of Credit.

     C. $15,000,000 of short term debt (for a period not to exceed 180 days) provided that such short term debt is offered in writing first to the Agent and the Banks in proportion to their Ratable Share of the Revolving Credit Loans hereunder.

                             REVOLVING CREDIT NOTE

$19,000,000                                                     Philadelphia, PA
                                                                  March 17, 1994

     FOR VALUE RECEIVED, the undersigned, PHILADELPHIA SUBURBAN WATER COMPANY (the 'Borrower'), promises to pay to the order of MELLON BANK, N.A. (the 'Bank') on or before March 1, 1998 the lesser of (i) the principal sum of NINETEEN MILLION DOLLARS ($19,000,000) or (ii) the aggregate unpaid principal amount of all Revolving Credit Loans disbursed by the Bank to the Borrower pursuant to the Agreement.

     The Borrower further promises to pay to the order of the Bank interest on the unpaid principal amount hereof from time to time outstanding at the rate or rates per annum determined pursuant to Section 4.02 of, or as otherwise provided in, the Agreement payable on the dates set forth in Section 3.06 of, or as otherwise provided in, the Agreement.

     This Revolving Credit Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Revolving Credit Agreement dated as of March 17, 1994, by and among inter alia, the Borrower, the Agent and the Bank (as the same may be amended, modified or supplemented from time to time, the 'Agreement'). Terms defined in the Agreement have the same meanings herein.

     Except as expressly provided in the Agreement, the Borrower hereby expressly waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Revolving Credit Note and the Agreement, and any action for amounts due hereunder or thereunder shall immediately accrue.

     This Revolving Credit Note shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the undersigned hereby executes this Note the day first above written.

                                                        PHILADELPHIA SUBURBAN WATER COMPANY

Attest:  Patricia M. Mycek                              By     Michael P. Graham
                                                        Title: Sr. Vice President -- Finance

                             REVOLVING CREDIT NOTE

$4,000,000                                                      Philadelphia, PA
                                                                  March 17, 1994

     FOR VALUE RECEIVED, the undersigned, PHILADELPHIA SUBURBAN WATER COMPANY (the 'Borrower'), promises to pay to the order of FIRST FIDELITY BANK, NATIONAL ASSOCIATION (the 'Bank') on or before March 1, 1998 the lesser of (i) the principal sum of FOUR MILLION DOLLARS ($4,000,000) or (ii) the aggregate unpaid principal amount of all Revolving Credit Loans disbursed by the Bank to the Borrower pursuant to the Agreement.

     The Borrower further promises to pay to the order of the Bank interest on the unpaid principal amount hereof from time to time outstanding at the rate or rates per annum determined pursuant to Section 4.02 of, or as otherwise provided in, the Agreement payable on the dates set forth in Section 3.06 of, or as otherwise provided in, the Agreement.

     This Revolving Credit Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Revolving Credit Agreement dated as of March 17, 1994, by and among inter alia, the Borrower, the Agent and the Bank (as the same may be amended, modified or supplemented from time to time, the 'Agreement'). Terms defined in the Agreement have the same meanings herein.

     Except as expressly provided in the Agreement, the Borrower hereby expressly waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Revolving Credit Note and the Agreement, and any action for amounts due hereunder or thereunder shall immediately accrue.

     This Revolving Credit Note shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the undersigned hereby executes this Note the day first above written.

                                                        PHILADELPHIA SUBURBAN WATER COMPANY

Attest:  Patricia M. Mycek                              By     Michael P. Graham
                                                        Title: Sr. Vice President -- Finance

                             REVOLVING CREDIT NOTE

$3,000,000                                                      Philadelphia, PA
                                                                  March 17, 1994

     FOR VALUE RECEIVED, the undersigned, PHILADELPHIA SUBURBAN WATER COMPANY (the 'Borrower'), promises to pay to the order of MERIDIAN BANK (the 'Bank') on or before March 1, 1998 the lesser of (i) the principal sum of THREE MILLION DOLLARS ($3,000,000) or (ii) the aggregate unpaid principal amount of all Revolving Credit Loans disbursed by the Bank to the Borrower pursuant to the Agreement.

     The Borrower further promises to pay to the order of the Bank interest on the unpaid principal amount hereof from time to time outstanding at the rate or rates per annum determined pursuant to Section 4.02 of, or as otherwise provided in, the Agreement payable on the dates set forth in Section 3.06 of, or as otherwise provided in, the Agreement.

     This Revolving Credit Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Revolving Credit Agreement dated as of March 17, 1994, by and among inter alia, the Borrower, the Agent and the Bank (as the same may be amended, modified or supplemented from time to time, the 'Agreement'). Terms defined in the Agreement have the same meanings herein.

     Except as expressly provided in the Agreement, the Borrower hereby expressly waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Revolving Credit Note and the Agreement, and any action for amounts due hereunder or thereunder shall immediately accrue.

     This Revolving Credit Note shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the undersigned hereby executes this Note the day first above written.

                                                        PHILADELPHIA SUBURBAN WATER COMPANY

Attest:  Patricia M. Mycek                              By     Michael P. Graham
                                                        Title: Sr. Vice President -- Finance

                             REVOLVING CREDIT NOTE

$4,000,000                                                      Philadelphia, PA
                                                                  March 17, 1994

     FOR VALUE RECEIVED, the undersigned, PHILADELPHIA SUBURBAN WATER COMPANY (the 'Borrower'), promises to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the 'Bank') on or before March 1, 1998 the lesser of (i) the principal sum of FOUR MILLION DOLLARS ($4,000,000) or (ii) the aggregate unpaid principal amount of all Revolving Credit Loans disbursed by the Bank to the Borrower pursuant to the Agreement.

     The Borrower further promises to pay to the order of the Bank interest on the unpaid principal amount hereof from time to time outstanding at the rate or rates per annum determined pursuant to Section 4.02 of, or as otherwise provided in, the Agreement payable on the dates set forth in Section 3.06 of, or as otherwise provided in, the Agreement.

     This Revolving Credit Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Revolving Credit Agreement dated as of March 17, 1994, by and among inter alia, the Borrower, the Agent and the Bank (as the same may be amended, modified or supplemented from time to time, the 'Agreement'). Terms defined in the Agreement have the same meanings herein.

     Except as expressly provided in the Agreement, the Borrower hereby expressly waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Revolving Credit Note and the Agreement, and any action for amounts due hereunder or thereunder shall immediately accrue.

     This Revolving Credit Note shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the undersigned hereby executes this Note the day first above written.

                                                        PHILADELPHIA SUBURBAN WATER COMPANY

Attest:  Patricia M. Mycek                              By     Michael P. Graham
                                                        Title: Sr. Vice President -- Finance

                                 EXHIBIT 11.08
                      ASSIGNMENT AND ASSUMPTION AGREEMENT

     Reference is hereby made to the Revolving Credit Agreement dated as of March 17, 1994 (as amended, supplemented or modified from time to time, the 'Credit Agreement') among PHILADELPHIA SUBURBAN WATER COMPANY, a Pennsylvania corporation, (the 'Borrower'), the Banks listed in Schedule 1.01(a) to the Credit Agreement (the 'Banks') and MELLON BANK, N.A., a national banking association (the 'Agent') as Agent for the Banks. Unless otherwise define herein, terms defined in the Credit Agreement are used herein with the same meanings.

     ___________________________ (the 'Assignor') and _________
___________________________ (the 'Assignee'), intending to be legally bound hereby, make this Assignment and Assumption Agreement this ___ day of _______________, 199___ and hereby agree as follows:

          1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, WITHOUT RECOURSE, REPRESENTATION OR WARRANTY (except as expressly set forth herein), to the Assignor, a _____ percent (___%) interest in and to all of the Assignor's rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including without limitation, such percentage interest in the Assignor's Revolving Credit Commitment as in effect on the Effective Date, the Loans owing to the Assignor on the Effective Date and the Notes evidencing the outstanding Loans held by the Assignor.

          2. The Assignor (i) represents and warrants that, as of the date hereof, its Revolving Credit Commitment is $______________, the unpaid principal amount of the Revolving Credit Loans owing to the Assignor is $_________________, (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any of the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any of the Loan Documents or any other instrument or document furnished pursuant thereto; (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its respective obligations under the Credit Agreement or any of the Loan Documents or any other instrument or document furnished pursuant thereto; and (v) attaches the Notes referred to in paragraph 1 above and requests that the Agent exchange such Notes for new Notes as follows:

            _______________________________________________________

            _______________________________________________________

            _______________________________________________________

          3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements (if any) referred to in Sections 6.02 and 5.05 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such actions on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof; (iv) agrees that it will become a party to and be bound by the Credit Agreement on the Effective Date (including, without limitation, the provisions of Section 10.11) as if it were an original Bank thereunder and will have the rights and obligations of a Bank thereunder and will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank; and (v) specifies as its address for notices the office set forth beneath its name on the signature pages hereof.

          4. The effective date of this Assignment and Assumption Agreement shall be ______________________, 199__ (the 'Effective Date'). Following
     the execution of this Assignment and Assumption Agreement, it will be delivered to the Agent for acceptance and recording by the Agent.

          5. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption Agreement, have the rights and obligations of a Bank thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption Agreement, relinquish its rights and be released from its obligations under the Credit Agreement, and the Revolving Credit Commitments of the Assignor and the Assignee shall be as set forth in Schedule I hereto.

          6. Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, Commitment Fees and other fees with respect thereto) to the Assignor and the Assignee as their interests appear on Schedule I hereto. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

          7. The Assignor makes this assignment to the Assignee in consideration of the payment by the Assignee to the Assignor of $______________, receipt of which is hereby acknowledged by the Assignor.

          8. This Assignment and Assumption Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

                                                        [NAME OF ASSIGNOR]

                                                        By
                                                        Name:
                                                        Title:

                                                        [NAME OF ASSIGNEE]

                                                        By
                                                        Name:
                                                        Title:

                                                        Notice Address For Assignee:

                                                        Telephone No.:

                                                        Telecopier No.:

                                                        Attention:

                                                        CONSENTED TO THIS
                                                        day of ______________, 199___.

                                                        [BORROWER]

                                                        By:

                                                        Title:

                                                        MELLON BANK, N.A., as Agent

                                                        By:

                                                        Title:

                                   SCHEDULE I

                                                AMOUNT OF
                                             REVOLVING CREDIT        AMOUNT OF THE
                                              COMMITMENT FOR        REVOLVING CREDIT
                                           THE REVOLVING CREDIT        LOANS HELD
                                             LOANS AS OF THE           AS OF THE
                                              EFFECTIVE DATE         EFFECTIVE DATE
                                          ----------------------  --------------------
[Assignor]                                $                       $
                                          ----------------------  --------------------

[Assignee]                                $                       $
                                          ----------------------  --------------------

                                                                SCHEDULE 6.02(a)

Company Letterhead
Addressed to Banks

     The Compliance Certificate ('Compliance Certificate') is executed and delivered by Philadelphia Suburban Water Company (the 'Company') to Mellon Bank, N.A. (the 'Agent') and Mellon Bank, N.A. and PNC Bank, National Association, First Fidelity Bank, National Association, and Meridian Bank (individually a 'Bank' and collectively the 'Banks') pursuant to Section 6.02(a) of the Revolving Credit Agreement dated March 17, 1994 by and among the Company, the Agent and the Banks (the 'Credit Agreement'). Any term used herein and not defined herein shall have the meanings defined in the Credit Agreement. This Compliance Certificate covers the Company's:

     Fiscal quarter ended

     The attachments set forth calculations in compliance with obligations pursuant to Section 6.15 and 6.18 of the Credit Agreement, as of the end of the fiscal period set forth in paragraph 1 hereof:

     The undersigned has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of the Company during the fiscal period covered by this Compliance Certificate. The undersigned does not (either as a result of such review or otherwise) have any knowledge of the existence as of the date of this Compliance Certificate of any condition or event that constitutes an Event of Default.

     As of the date hereof (a) to the best of the undersigned's knowledge the representations and warranties of the Borrower contained in the Credit Agreement are true and correct in all material respects, (b) to the best of the undersigned's knowledge the Borrower is in full compliance with all covenants contained in the Credit Agreement and (c) to the best of undersigned's knowledge, no event has occurred and is continuing which constitutes an Event of Default or an event which, with the giving of notice or lapse of time or both, would constitute such an Event of Default.

     All terms not defined herein but used as defined terms herein shall have the meaning ascribed to them in the Credit Agreement.

     This Compliance Certificate is executed on                         by the
Chief Financial Officer. The undersigned hereby certifies that each and every matter contained herein is derived from the Company's books and records and is, to the best of the undersigned, true and correct.

                                          Philadelphia Suburban Water Company
                                          By: __________________________________

                                          Title: _______________________________